UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
TRANSMEDICS GROUP, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if other than Registrant)
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TRANSMEDICS GROUP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, May 23, 2024

Time:	8:00 A.M., Eastern Time

Location:	The 2024 Annual Meeting of Shareholders (“Annual Meeting”) of TransMedics Group, Inc. (“TransMedics” or “Company”) will be held in a virtual format, which means it will be conducted via the Internet. To attend, you must register at www.virtualshareholdermeeting.com/TMDX2024. If you attend online, you can vote your shares and submit your questions during the Annual Meeting. Details regarding how to attend the Annual Meeting online are more fully described in this Notice (“Notice”) and the accompanying Proxy Statement (“Proxy Statement”). We believe hosting a virtual meeting will allow for greater shareholder attendance at the Annual Meeting by enabling shareholders who might not otherwise be able to travel to a physical meeting to attend online and participate from any location.

Record Date:	March 28, 2024. This means that you are entitled to vote at the Annual Meeting (by remote communication or by proxy) if our stock records show that you owned our common stock at that time.

Purposes of the Meeting:	1. To elect eight (8) directors, each to serve until the 2025 annual meeting of shareholders;

2. To approve, on a non-binding advisory basis, the compensation paid to our named executive officers;

3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024; and

4. To transact such other business as may properly come before the meeting or any adjournments and postponements thereof.

Voting:	Whether you plan to attend the Annual Meeting or not, it is important that you cast your vote by remote communication at the Annual Meeting or by proxy. You may vote over the Internet, telephone or by mail. You are urged to vote in accordance with the instructions set forth in the Proxy Statement. We encourage you to vote by proxy so that your shares will be represented and voted at the Annual Meeting, whether or not you can attend. You will need the 16-digit control number included with the Notice, on your proxy card, or the instructions that accompany your proxy materials to attend the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

Under Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the Internet, we have elected to make our proxy materials available to all of our shareholders over the Internet. We will be able to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about April 10, 2024, we will commence sending the Notice of Internet Availability of Proxy Materials (the “Notice”) to all shareholders entitled to vote at the Annual Meeting. The Notice also provides instructions on how to vote online or vote by phone and includes instructions on how to receive a paper copy of the proxy materials by mail.

The accompanying Proxy Statement and our 2023 Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which includes our audited financial statements, are also available for viewing, printing and downloading at http://investors.transmedics.com/ under the Investors/Financial Information page and at http://www.proxyvote.com.

By Order of the Board of Directors

Anil Ranganath

Senior Vice President, General Counsel and Corporate Secretary

Andover, MA

April 10, 2024

PROXY STATEMENT SUMMARY

This Proxy Statement relates to the solicitation of proxies by the Board of Directors (“Board”) of TransMedics Group, Inc. (”TransMedics” or “Company”), for use at the 2024 Annual Meeting of Shareholders (“Annual Meeting”), and at any adjournment or adjournments of that meeting. The Annual Meeting is scheduled to be held on May 23, 2024, at 8:00 A.M., Eastern Time, at www.virtualshareholdermeeting.com/TMDX2024. On or about April 10, 2024, we will commence sending the Notice of Internet Availability of Proxy Materials (the “Notice”) to all shareholders entitled to vote at the Annual Meeting.

References throughout the Proxy Statement to “TransMedics Group, Inc.”, “TransMedics”, “we”, “us”, “our”, or the “Company” refer to TransMedics Group, Inc., unless the context otherwise indicates.

Purposes of the Meeting

The purposes of the Annual Meeting are:

1.	To elect eight (8) directors, each to serve until the 2025 annual meeting of our shareholders;

2.	To approve, on a non-binding advisory basis, the compensation paid to our named executive officers;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024; and

4.	To transact such other business as may properly come before the meeting or any adjournments and postponements thereof.

Shareholders Entitled to Vote at the Meeting

Our Board has established the close of business on March 28, 2024 as the “record date” for the Annual Meeting. This means that you are entitled to vote at the Annual Meeting (and any adjournments) if our records show that you owned our common stock at that time. As of this record date, 32,851,311 shares of our common stock, including 12,375 shares of restricted stock, were issued and outstanding, held by approximately 24 registered shareholders of record. Each issued and outstanding share of common stock as of the record date is entitled to one vote on each matter properly to come before the Annual Meeting and can be voted only if the record owner of that share, determined as of the record date, is present by remote communication at the Annual Meeting or represented by proxy. A list of shareholders entitled to vote will be available for examination during the Annual Meeting at www.virtualshareholdermeeting.com/TMDX2024.

Voting Shares That You Hold In Your Name

If you are a shareholder of record on the record date for the Annual Meeting, you may vote by proxy or you may attend the Annual Meeting and vote by remote communication at the meeting. If you do not attend the Annual Meeting, you may:

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VOTE BY INTERNET — www.proxyvote.com. Use the Internet to transmit your voting instructions up until 11:59 P.M., Eastern Time, on May 22, 2024. Have the Notice in hand when you access the website. Follow the steps outlined on the secured website.

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VOTE BY MAIL — If you requested and received a proxy card by mail, mark, sign and date your proxy card and return it in the postage-paid envelope we will provide or mail it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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VOTE BY PHONE — Use a touch tone phone by calling the toll-free number 1-800-690-6903 to transmit your voting instructions up until 11:59 P.M., Eastern Time, on May 22, 2024. Have the Notice in hand when you access the phone number. Follow the steps outlined on the phone line.

Virtual Meeting

Our Annual Meeting will be a virtual meeting, which will be conducted via live webcast. We believe hosting a virtual meeting will allow for greater shareholder attendance at the Annual Meeting by enabling shareholders who might not otherwise be able to travel to our physical meeting to attend online and participate from any location.

To participate in the Annual Meeting virtually via the Internet, please visit www.virtualshareholdermeeting.com/TMDX2024. You will need the 16-digit control number included on your Notice, your proxy card or the instructions that accompanied your proxy materials.

Instructions should also be provided on the voting instruction card provided by your bank or brokerage firm. If you do not have your 16-digit control number and choose to attend the meeting online, you will be able to listen to the meeting only, however, and you will not be able to vote or submit questions during the meeting.

Attending the Annual Meeting

The Annual Meeting will be held entirely online at www.virtualshareholdermeeting.com/TMDX2024. A summary of the information you need to attend the Annual Meeting online is provided below:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of common stock ownership, are posted at www.virtualshareholdermeeting.com/TMDX2024.

•	Questions regarding how to attend and participate via the Internet will be answered by calling 1-800-690-6903 on the day before the Annual Meeting and the day of the Annual Meeting.

•	Please have your 16-digit control number to enter the Annual Meeting.

•	Shareholders may submit questions while attending the Annual Meeting via the Internet.

•	The Annual Meeting webcast will begin promptly at 8:00 A.M., Eastern Time.

•	We encourage you to access the meeting prior to the start time. Online check-in will begin at 7:30 A.M., Eastern Time, and you should allow ample time for the check-in procedures.

Webcast replay of the Annual Meeting will be available until the sooner of May 23, 2025 or the date of the next annual meeting of shareholders to be held in 2025.

Technical Assistance for the Virtual Access to the Annual Meeting

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting website. If you encounter any difficulties accessing the Annual Meeting website during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page.

Voting Shares That You Hold in Brokerage or Similar Accounts

Many shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. If you hold your shares in one of these ways, you are considered a beneficial owner, not a record owner, and you therefore have no direct vote on any matter to come before the Annual Meeting. Your broker, bank or nominee will send you voting instructions for you to use in directing the broker, bank or nominee in how to vote your shares. Your broker, bank or nominee may allow you to deliver your voting instructions via the telephone or the Internet.

A “broker non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote the shares on a proposal because the broker, bank or other nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. Brokers, banks or other nominees who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to routine matters. Although the determination of whether a broker, bank or other nominee will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the SEC, we expect that the proposal on ratification of the appointment of our independent registered public accounting firm (Proposal 3) will be a routine matter and that the election of each nominee for director (Proposal 1) and the proposal on an advisory vote on executive compensation (Proposal 2), will be non-routine matters. Accordingly, if you hold your shares through a broker, bank or other nominee and you do not timely provide your broker, bank or other nominee with specific instructions on how to vote your shares, your broker, bank or other nominee would not be authorized to cast a vote on your behalf on Proposal 1 (election of each nominee for director) or Proposal 2 (advisory vote on executive compensation), but would be authorized to cast a vote on your behalf, in its discretion, on Proposal 3 (ratification of the appointment of PricewaterhouseCoopers LLP). In such cases, a “broker non-vote” may be entered with respect to your shares on Proposal 1 and Proposal 2 to reflect that your broker was present with respect to your shares at the meeting but was not exercising voting rights on your behalf with respect to those shares. Broker non-votes and abstentions will have no effect on the outcome of each proposal. Brokers, banks and other nominees generally have discretionary authority to vote on the ratification of the appointment of an independent registered public accounting firm (Proposal 3); thus, we do not expect any broker non-votes on this matter.

Your Voting Options on Each of the Proposals

You may vote “for”, “against” or “abstain” with respect to the election of each nominee for director (Proposal 1).

You may vote “for,” “against” or “abstain” with respect to the proposal on the compensation of our executive officers (Proposal 2).

You may vote “for,” “against” or “abstain” with respect to the proposal on the ratification of the appointment of PricewaterhouseCoopers LLP (Proposal 3).

If any other matter is presented at the Annual Meeting, your proxy provides that your shares will be voted by the proxy holder named in the proxy card in accordance with his or her best judgment. At the time this Proxy Statement was first made available, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

Our Board’s Voting Recommendations

Our Board recommends that you vote:

•	FOR the election as director of each of the eight (8) individuals named as its nominees in this Proxy Statement (Proposal 1);

•	FOR the approval, on a non-binding advisory basis, of the compensation paid to our named executive officers (Proposal 2); and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024 (Proposal 3).

If any other matter is properly brought before the Annual Meeting, the Company — through the individual named in the proxy and acting as the “proxy holder,” or his or her designee, and pursuant to the blanket authorization granted under the proxy — will vote your shares on that matter in accordance with the discretion and judgment of the proxy holder.

It is very important that your shares be represented and voted whether or not you plan to attend the Annual Meeting.

Required Votes to Approve Each Proposal

As a shareholder, you are entitled to cast one vote per share for each of the eight (8) nominees for election as directors at the Annual Meeting, but you may not cumulate your votes (in other words, you may not cast votes representing eight times the number of your shares entitled to vote in favor of a single nominee). A majority of the votes properly cast for election of a director will effect such election. However, in the event that shareholders are to select among several alternative nominees in an election of directors (such as when there are more nominees than directorships), directors will be elected from among the nominees based on those directors receiving the most “for” votes until all board seats are filled. A properly returned proxy indicating “abstain” with respect to the election of one or more directors will not be counted as a vote cast with respect to the director or directors indicated. “Broker non-votes” will not be counted as votes cast on the proposal and will have no effect on the election of directors.

A majority of the votes properly cast at the meeting will approve: (i) the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024; and (ii) all other matters that arise at the Annual Meeting.

Please note, however, that because the vote on the ratification of PricewaterhouseCoopers LLP is advisory in nature, the results of such vote will not be binding upon our Board or its committees.

No vote is required for approval of the compensation of our named executive officers, as this is an advisory vote. Our Board and its committees value the opinions of our shareholders and will consider the result of this vote in making future decisions relating to executive compensation arrangements.

Quorum

Massachusetts law provides that any shareholder action at a meeting requires that a quorum exist with respect to that meeting. Once a share is represented for any purpose at a meeting, it is deemed by Massachusetts law to be present for quorum purposes for the remainder of the meeting and (unless the shareholder attends solely to object to lack of notice, defective notice or the conduct of the meeting on other grounds, or a new record date is or must be set for any such adjournment) any adjournment of that meeting.

A majority of the shares of common stock entitled to vote at the Annual Meeting, present by remote communication at the meeting or by proxy, will constitute a quorum for all purposes at the meeting. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

Shares held of record by shareholders who (by remote communication at the meeting or by proxy) abstain from voting on any or all proposals (and shares represented by “broker non-votes,” described above under “Voting Shares That You Hold in Brokerage or Similar Accounts”) will be included in the number of shares present at the meeting for purposes of determining the presence of a quorum. However, abstentions and “broker non-votes” as to any proposal will not be considered to be votes that have been “cast” on that proposal and therefore will not affect the outcome of the vote on any proposals described by this Proxy Statement.

Voting on Possible Other Matters

We are not aware that any person intends to propose that any matter, other than the three numbered proposals specifically described by this Proxy Statement, be presented for consideration or action by our shareholders at the Annual Meeting. If any such other matter should properly come before the meeting, however, favorable action on such matter would generally require the votes cast favoring the matter exceeding the votes opposing the matter to constitute favorable action on the matter, unless our restated articles of organization or bylaws or applicable law require otherwise. If you vote by proxy, you will be granting the proxy holder authority to vote your shares on any such other matter in accordance with his discretion and judgment.

Revocation of Proxies or Voting Instructions

A shareholder of record who has delivered a proxy card in response to this solicitation may revoke it before it is exercised at the Annual Meeting by executing and delivering a timely and valid later-dated proxy, by a timely and valid later Internet or telephone vote, by voting by remote communication at the meeting or by giving written notice to the Corporate Secretary. Attendance at the Annual Meeting online will not have the effect of revoking a proxy unless a shareholder gives proper written notice of revocation to the Corporate Secretary before the proxy is exercised or the shareholder votes by remote communication at the meeting. Beneficial owners who have directed their broker, bank or nominee as to how to vote their shares should contact their broker, bank or nominee for instructions as to how they may revoke or change those voting directions.

Solicitation of Proxies

Our Board is making this solicitation of proxies for the Annual Meeting. We will bear all costs of such solicitation, including the cost of preparing and distributing this Proxy Statement and the enclosed form of proxy and including the cost of hosting the virtual meeting. After the initial distribution of this Proxy Statement, proxies may be solicited by mail, telephone, or personally by directors, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held by them for the accounts of beneficial owners, and we will pay their reasonable out-of-pocket expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board currently consists of eight (8) directors. In accordance with the terms of our restated articles of organization (“Articles of Organization”) and amended and restated bylaws (“Bylaws”), all of our directors serve for one-year terms and are elected annually. We are nominating the eight (8) current directors listed below for re-election. If re-elected, each of these eight (8) nominees will serve on our Board until the 2025 annual meeting of shareholders, or until his or her successor is duly elected and qualified in accordance with our Articles of Organization and Bylaws, or his or her earlier death, resignation or removal.

Below is certain information concerning our Board’s nominees for election at the 2024 Annual Meeting. The biographies of each of the nominees below contain information regarding the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and our Board to determine that the person should be re-elected as a director of the Company.

Following the director biographies is information concerning our corporate governance structure, including descriptions of the standing committees of our Board, namely our Audit Committee (“Audit Committee”), Compensation Committee (“Compensation Committee”) and Nominating and Corporate Governance Committee (“Nominating and Corporate Governance Committee”). The directors serving on each committee are listed in the descriptions below. Our directors may also serve on other committees of our Board and the board of directors of the Company’s subsidiaries that are not required to be described by this Proxy Statement and which are therefore not identified in the information below.

Elsewhere in this Proxy Statement you will find information concerning the number of shares of our common stock that are beneficially owned by each of our directors (see “Security Ownership of Certain Beneficial Owners and Management”) and information regarding the compensation of our directors (see “Non-Employee Director Compensation”). We urge you to review all of this information when deciding how to vote on Proposal 1.

Our Board recommends that you vote FOR all eight (8) of the nominees named below.

The following persons have been nominated for election to our Board:

Name	Year First Elected as Director	Position
Waleed Hassanein, M.D.	1998	President and Chief Executive Officer; Director
James R. Tobin	2011	Director; Chair of the Board
Edward M. Basile	2016	Director; Chair of the Nominating and Corporate Governance Committee
Thomas J. Gunderson	2016	Director; Chair of the Compensation Committee
Edwin M. Kania, Jr.	2003	Director
Stephanie Lovell	2021	Director
Merilee Raines	2021	Director; Chair of the Audit Committee
David Weill, M.D.	2019	Director

Waleed Hassanein, M.D., age 55, our founder, has served as our President and Chief Executive Officer and as a member of our Board since August 1998. Prior to founding TransMedics, Inc., Dr. Hassanein completed a three-year cardiac surgery research fellowship at West Roxbury VA Medical Center and Brigham and Women’s Hospital, a Harvard Medical School affiliate. Prior to his research fellowship, Dr. Hassanein completed two years of general surgery residency at Georgetown University Medical Center. Dr. Hassanein earned his M.D. degree from Georgetown University in 1993. Prior to transferring to Georgetown University, Dr. Hassanein attended Cairo University School of Medicine from 1985 to 1989, and holds a General Certificate of Education from the University of London. We believe that Dr. Hassanein is qualified to serve on our Board because of his extensive experience in the medical field and his extensive knowledge of our company based on his role as founder and President and Chief Executive Officer.

James R. Tobin, age 79, has served as Chairman of our Board since July 2011. Mr. Tobin is the retired President and CEO of Boston Scientific Corporation, a medical device company, where he served from 1999 to 2009. Prior to Boston Scientific, Mr. Tobin was the President and CEO of Biogen Inc., and, from 1994 to 1997, its President and Chief Operating Officer. Before Biogen, Mr. Tobin spent 22 years with Baxter International Inc., rising from Financial Analyst to President and Chief Operating Officer. Mr. Tobin currently serves as a director of Globus Medical Inc., a public company, Lyra Therapeutics, a public company, and Xenter, Inc., a private company. Mr. Tobin has also served on the boards of Impulse Dynamics, from 2021 to 2023, Oxford Immunotec, Inc., from 2014 to 2021, Corindus Vascular Robotics, from 2018 to 2019, Curis, Inc., from 1995 to 2015, Medical Simulation Corp, from 2012 to 2018, CardioDX, Inc., from 2014 to 2017, Chiasma, Inc., from 2015 to 2016, and Aptus Endosystems, Inc. from 2011 to 2015. Mr. Tobin holds a Bachelor’s Degree from Harvard College and an MBA from Harvard Business School. Mr. Tobin also served as Lieutenant in the U.S. Navy. We believe that Mr. Tobin is qualified to serve on our Board because of his decades of experience as President and Chief Executive Officer or Chief Operating Officer of three large biotechnology and medical device companies.

Edward M. Basile, age 76, has served as a member of our Board since February 2016. He is currently retired. During his 25-year tenure with the law firm King & Spalding, Mr. Basile served as Chair of the firm’s FDA and Life Sciences Practice and on the firm’s Policy and Compensation Committees. Mr. Basile’s law practice included representing large, medium and small medical device, pharmaceutical, and biotechnology companies before the U.S. Food and Drug Administration. Mr. Basile also served in the Chief Counsel’s Office of FDA as Associate Chief Counsel for Drugs & Biologics and Associate Chief Counsel for Enforcement from 1975 to 1985. Mr. Basile received a Bachelor’s Degree in mechanical engineering from Lafayette College and a J.D. from George Washington University Law School. We believe that Mr. Basile is qualified to serve on our Board because of his decades of experience representing medical device, pharmaceutical and biotechnology companies.

Thomas J. Gunderson, age 73, has served as a member of our Board since August 2016. Mr. Gunderson has served as Chair of the Board of Directors at the Minneapolis Heart Institute Foundation from 2015 to 2020, as Executive in Residence at the University of Minnesota’s Medical Industry Leadership Institute from 2016 to present, as a member of the Board of Directors of Merit Medical Systems, Inc. from 2017 to present, as a member of American Heart Association Science and Technology Accelerator Committee from 2015 to 2017 and as managing director and senior research analyst at Piper Jaffray (with a focus on medical technology companies) from 1992 to 2016. We believe that Mr. Gunderson is qualified to serve on our Board because of his more than 25 years of substantive experience in the medical device industry, his seasoned perspective on the challenges, trends and opportunities of publicly-traded medical device manufacturers, and understanding of our competitive position within its industry, as well as his strong background in financial and economic analysis and valuable insights regarding business development and acquisition opportunities.

Edwin M. Kania, Jr., age 66, has served as a member of our Board since 2003. Mr. Kania is the managing partner of FarField Partners, a personal venture capital investment and advisory firm. Previously, Mr. Kania was co-founder of Flagship Pioneering and served as the firm’s initial chairman between 2001 and 2014 and as a managing partner through 2020. He is presently a partner emeritus. He was also managing partner of the predecessor OneLiberty Funds that were an early lead investor in our Company. During Mr. Kania’s 40+ years in the venture capital industry, he has served on the boards of numerous privately and publicly held companies. Mr. Kania earned his Bachelor’s Degree in physics from Dartmouth College and an MBA from Harvard Business School. We believe that Mr. Kania is qualified to serve on our Board because of his significant experience investing in and then serving as a board member of numerous life science companies, including several that have emerged as significant revenue businesses.

Stephanie Lovell, age 64, has served as a member of our Board since March 2021. Ms. Lovell served as the Executive Vice President, Medicare and Chief Legal Officer for Blue Cross Blue Shield of Massachusetts, Inc. (“BCBSMA”) from July 2015 to December 2021. Ms. Lovell previously served as the Senior Vice President and General Counsel of BCBSMA from December 2011 to July 2015. Prior to BCBSMA, Ms. Lovell was the Senior Vice President of Administration and General Counsel for Boston Medical Center from March 2007 to December

2011. She also previously served as the First Assistant Attorney General in the Massachusetts Office of the Attorney General and as the Executive Director for the Massachusetts State Ethics Commission. Ms. Lovell currently serves as a director of Accompany Health, a private company. Ms. Lovell previously served as a director of Cyclerion Therapeutics, Inc. and The Partnership Inc., each until her resignation in 2023. Ms. Lovell also served as a director of the New England Law Foundation and as a trustee of the Massachusetts Taxpayers Foundation, each until her resignation in 2021. She also is a member of the investment committee of Goodwill Industries of Massachusetts. Ms. Lovell received a Bachelor’s Degree in philosophy from Hamilton College and a J.D. from Boston University School of Law. We believe that Ms. Lovell is qualified to serve on our Board because of her experience in the healthcare payer and reimbursement markets, as well as government and regulatory affairs.

Merilee Raines, age 68, has served as a member of our Board since January 2021. Ms. Raines served as Chief Financial Officer of IDEXX Laboratories, Inc. from October 2003 until her retirement in May 2013. Prior to becoming Chief Financial Officer, Ms. Raines held several management positions with IDEXX Laboratories, including Corporate Vice President of Finance, Vice President and Treasurer of Finance, Director of Finance, and Controller. IDEXX Laboratories develops, manufactures, and distributes diagnostic and information technology-based products and services primarily for the companion animals, livestock, poultry, water quality and food safety, and human point of care diagnostics. Ms. Raines has served on the board of directors of Watts Water Technology since 2011, and serves on its audit committee and nominating and corporate governance committee. Ms. Raines has served on the board of directors of Ocular Therapeutics, Inc. since September 2021 and serves on its audit committee. Ms. Raines previously served on the board of directors of Benchmark Electronics, Inc., from 2018 until 2021. Ms. Raines also served as a member of the Board of Directors of Affymetrix, Inc., from 2015 until it was acquired in 2016. Ms. Raines also served as a member of the board of directors of Aratana Therapeutics, Inc., from 2014 until it was acquired in 2019. Ms. Raines has also served on the boards of directors of several private companies, including Excelitas Technologies Corporation since 2018, Dead River Company from 2018 until 2021 and PetVet Care Centers LLC from 2016 until 2018. Ms. Raines holds a Bachelor’s Degree in mathematics from Bowdoin College and an MBA from the University of Chicago. We believe that Ms. Raines is qualified to serve on our Board because of her extensive financial expertise and experience as an executive and director of public companies.

David Weill, M.D., age 60, has served as a member of our Board since April 2019 and has served since 2016 as Principal of the Weill Consulting Group, a biomedical consulting group focusing on organ transplantation and lung disease. Dr. Weill has been involved in the transplant and advanced lung disease fields for over 20 years, directing clinical programs and providing care to those afflicted with significant lung diseases. Dr. Weill served as Director of the Lung and Heart-Lung Transplant Program at Stanford University Medical Center from 2005 until 2016 and is the former Director of the Stanford Center for Advanced Lung Diseases. Dr. Weill received his Bachelor of Arts from Tulane University and his M.D. degree from Tulane University Medical School. He completed his Internship and Residency in Internal Medicine at Parkland Hospital, University of Texas Southwestern and his Fellowship in Pulmonary and Critical Care Medicine and Lung Transplantation at the University of Colorado at Denver and Health Sciences Center. We believe that Dr. Weill is qualified to serve on our Board because of his experience at a major medical research institute and his expertise in organ transplantation and pulmonary disease qualify him.

Board Leadership Structure

Our Board is currently led by its Chairman, Mr. Tobin. Our Board recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the Company continues to grow. We separate the roles of Chief Executive Officer and Chairman of the board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman provides guidance to the Chief Executive Officer and presides over meetings of the full Board. We believe this separation of responsibilities provides a balanced approach to managing our Board and overseeing the Company.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Director Independence

Our Board currently consists of eight (8) members. Our Board has determined that seven (7) of those members, Mr. Tobin, Mr. Basile, Mr. Gunderson, Mr. Kania, Ms. Lovell, Ms. Raines and Dr. Weill, are independent directors in accordance with the listing requirements of the Nasdaq Stock Market (“Nasdaq”). Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent and that director nominees be selected or recommended for the board’s selection by independent directors constituting a majority of the independent directors or by a nominating and corporate governance committee comprised solely of independent directors. Under the rules of Nasdaq, a director will only qualify as “independent” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that such person is “independent” as defined by the applicable rules of Nasdaq and the Exchange Act.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that each of our directors, with the exception of Dr. Hassanein, is an “independent director” as defined under applicable rules of Nasdaq, including, in the case of all the members of our Audit Committee, the independence criteria set forth in Rule 10A-3 under the Exchange Act, and in the case of all the members of our Compensation Committee, the independence criteria set forth in Rule 10C-1 under the Exchange Act. In making such determination, our Board considered the relationships that each such non-employee director has with our Company and all other facts and circumstances that our Board deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director. Dr. Hassanein is not an independent director under these rules because he is our President and Chief Executive Officer.

Role of Board in Risk Oversight Process

Our Board has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our Board is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks and operational risks. The Compensation Committee is responsible for overseeing the management of risks associated with our compensation policies and practices. The Audit Committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting. The Nominating and Corporate Governance Committee is responsible for overseeing the management of risks associated with potential conflicts of interest and significant issues of corporate social responsibility. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through discussions from committee members about such risks. Our Board believes its administration of its risk oversight function has not negatively affected our Board’s leadership structure.

Committees and Attendance

Our Board held five (5) meetings during 2023. During that time, no member of our Board attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board (held during the period for which he or she was a director) and (ii) the total number of meetings held by all committees of our Board on which he or she served (held during the period that such director served).

In addition to regular meetings of our Board, the Company’s non-management directors meet in executive sessions without management participation.

Our Board has established three standing committees — Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee — each of which operates under a charter that has been approved by our Board. The charters for each committee are available under the Investors/Corporate Governance page on our website at www.transmedics.com.

Audit Committee

The members of our Audit Committee are Mr. Basile, Mr. Gunderson, Mr. Kania and Ms. Raines. Ms. Raines currently chairs the Audit Committee. Our Board has determined that each member of the Audit Committee satisfies the independence standards for audit committee purposes as that term is defined by the applicable rules of Nasdaq and the Exchange Act, and that each has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our Board has also determined that each of Mr. Kania, Ms. Raines and Mr. Gunderson is an “audit committee financial expert,” as defined under Item 407 of Regulation S-K.

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•

overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm, and pre-approving all audit and permitted non-audit services to be performed by our independent registered public accounting firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures, including earnings releases;

•	reviewing and discussing with management and our independent registered public accounting firm any material issues regarding accounting principles and financial statement presentations;

•

coordinating our Board’s oversight of our internal control over financial reporting, disclosure controls and procedures, code of business conduct and ethics, procedures for complaints and legal and regulatory matters;

•	discussing our risk management policies with management;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management;

•	reviewing and approving any related person transactions;

•	overseeing our guidelines and policies governing risk assessment and risk management;

•	overseeing the integrity of our information technology systems, process and data;

•	preparing the Audit Committee report required by Securities and Exchange Commission (“SEC”) rules;

•	reviewing and assessing, at least annually, the adequacy of the Audit Committee’s charter; and

•	performing, at least annually, an evaluation of the performance of the Audit Committee.

All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee.

During the fiscal year ended December 31, 2023, the Audit Committee met five (5) times. The report of the Audit Committee is included in this proxy statement under “Report of the Audit Committee.”

Compensation Committee

The members of our Compensation Committee are Mr. Gunderson, Ms. Lovell, Ms. Raines, and Dr. Weill. Mr. Gunderson chairs the Compensation Committee. Our Board has determined that each member of the Compensation Committee satisfies the independence standards of the applicable rules of the Nasdaq Stock Market and Rule 10C-1 of the Exchange Act and are “non-employee directors” as defined in Section 16b-3 of the Exchange Act. The Compensation Committee may delegate any of the responsibilities of the full committee to subcommittees and may delegate such responsibilities of the full committee to executive officers of the Company and other persons as may be permitted by applicable laws, rules or regulations and in accordance with the listing standards set forth by Nasdaq.

Our Compensation Committee’s responsibilities include:

•	assisting our Board in developing and reviewing potential candidates for executive positions;

•	reviewing our overall compensation strategy, including base salary, incentive compensation and equity-based grants;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and our other executive officers;

•	recommending to our Board the compensation of our chief executive officer and other executive officers;

•	reviewing and making recommendations to the Board with respect to director compensation;

•	overseeing and administering our cash and equity incentive plans;

•

reviewing, considering and selecting, to the extent determined to be advisable, a peer group of appropriate companies for purposing of benchmarking and analysis of compensation for our executive officers and directors;

•	reviewing and approving all employment contracts and other compensation, severance and change-in- control arrangements for our executive officers;

•	recommending to our Board any stock ownership guidelines for our executive officers and non-employee directors;

•	retaining, appointing or obtaining advice of a compensation consultant, legal counsel or other advisor, and determining the compensation and independence of such consultant or advisor;

•	preparing, if required, the compensation committee report on executive compensation for inclusion in our annual proxy statement in accordance with the proxy rules;

•	monitoring our compliance with the requirements of Sarbanes-Oxley relating to loans to directors and officers;

•	overseeing our compliance with applicable SEC rules regarding shareholder approval of certain executive compensation matters;

•	reviewing the risks associated with our compensation policies and practices;

•	reviewing and assessing, at least annually, the adequacy of the Compensation Committee’s charter; and

•	performing, on an annual basis, an evaluation of the performance of the Compensation Committee.

During the fiscal year ended December 31, 2023, the Compensation Committee met four (4) times.

Compensation Consultant

The Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant.

As the Compensation Committee’s independent compensation consultant, Pearl Meyer provides, analysis and recommendations to the Compensation Committee regarding:

•	trends and emerging topics with respect to executive compensation;

•	peer group selection for executive compensation comparisons;

•	compensation programs for executives, directors, and our employees generally; and

•	stock utilization and related metrics.

When requested, Pearl Meyer consultants attend meetings of the Compensation Committee, including executive sessions in which executive compensation-related matters are discussed without the presence of management. Pearl Meyer at all times reported to the Compensation Committee and not to management, although Pearl Meyer met with management for purposes of gathering information for its analyses and recommendations.

In determining to engage Pearl Meyer, the Compensation Committee considered the independence of Pearl Meyer, taking into consideration relevant factors, including the absence of other services provided to the Company by Pearl Meyer, as applicable, the amount of fees the Company paid to Pearl Meyer, as applicable, as a percentage of their total revenue, the policies and procedures of Pearl Meyer that are designed to prevent conflicts of interest, any business or personal relationship of the individual compensation advisors employed by Pearl Meyer with any executive officer of the Company, any business or personal relationship the individual compensation advisors employed by Pearl Meyer have with any member of the Compensation Committee, and any stock of the Company owned by Pearl Meyer or the individual compensation advisors employed by them. The Compensation Committee has determined, based on its analysis and in light of all relevant factors, including the factors listed above, that the work of Pearl Meyer and the individual compensation advisors employed by them as compensation consultants to the compensation committee has not created any conflicts of interest, and that Pearl Meyer is independent pursuant to the independence standards set forth in the Nasdaq listing standards promulgated pursuant to Section 10C of the Exchange Act.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Mr. Basile, Ms. Lovell, Mr. Tobin and Dr. Weill. Mr. Basile chairs the Nominating and Corporate Governance Committee. Our Board has determined that each member of the Nominating and Corporate Governance Committee satisfies the independence standards of the applicable rules of the Nasdaq Stock Market.

Our Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become members of our Board consistent with criteria approved by the Board and receiving nominations for such qualified individuals;

•	recommending to our Board the persons to be nominated for election as directors and to each committee of the Board;

•	establishing a policy under which our shareholders may recommend a candidate to the Nominating and Corporate Governance Committee for consideration for nomination as a director;

•	reviewing and recommending committee slates on an annual basis;

•	recommending to our Board qualified candidates to fill vacancies on our Board;

•	developing and recommending to our Board a set of corporate governance principals applicable to us and reviewing the principles on at least an annual basis;

•	reviewing and making recommendations to our Board with respect to our board leadership structure and board committee structure;

•

reviewing, in concert with our Board, our policies and practices with respect to significant issues of corporate social responsibility (including diversity and inclusion and community involvement) and environmental sustainability and periodically review the Company’s public disclosures with respect to such matters;

•	making recommendations to our Board processes for annual evaluations of the performance of our Board, our chief executive officer and committees of our Board;

•

overseeing the process for annual evaluations of our Board, chief executive officer and committees of our Board and certifying that performance of our chief executive officer and other members of executive management is being properly evaluated;

•	considering and reporting to our Board any questions of possible conflicts of interest of members of our Board;

•	providing new director orientation and continuing education for existing directors on a periodic basis;

•	overseeing the maintenance and presentation to our Board of management’s plans for succession to senior management positions in the Company;

•	reviewing and assessing, at least annually, the adequacy of the Nominating and Corporate Governance Committee’s charter; and

•	performing, on an annual basis, an evaluation of the performance of the Nominating and Corporate Governance Committee.

During the fiscal year ended December 31, 2023, the Nominating and Corporate Governance Committee met four (4) times.

Global Code of Business Conduct and Ethics

We have adopted a written Global Code of Business Conduct and Ethics (“Code of Conduct”) that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Conduct is available under the Investors/Corporate Governance page of our website, www.transmedics.com. In addition, we will post on our website all other disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code and policy.

Our Corporate Governance guidelines are available under the Investors/Corporate Governance page of our website, www.transmedics.com.

Director Nomination Process and Board Diversity

In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, our Nominating and Corporate Governance Committee takes into account each candidate’s ability, judgment and experience and the overall diversity and composition of our Board. We also value experience on other public company boards of directors and board committees.

The biography for each of the director nominees included herein indicate each nominee’s experience, qualifications, attributes and skills that led our Nominating and Corporate Governance Committee and our Board

to conclude each such director should continue to serve as a director of our Company. Our Nominating and Corporate Governance Committee and our Board believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and the nominees as a group possess the skill sets and specific experience desired of our Board as a whole.

We look for a Board that represents diversity as to experience, gender, and ethnicity/race, and that reflects a range of talents, ages, skills, viewpoints, professional experiences, geographies, and educational backgrounds. Our Nominating and Corporate Governance Committee does not have a policy (formal or informal) with respect to diversity, but takes into consideration each candidate’s ability, judgment and experience and the overall diversity and composition of our Board when recommending director nominees. We value the many kinds of diversity reflected in our director nominees.

Board Diversity Matrix (as of April 10, 2024)

Total Number of Directors	8
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	2	6	—	—
Part II: Demographic Background
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	6	—	—
Two or More Races or Ethnicities	—	—	—	—
Part III
LGBTQ+		1

The Nominating and Corporate Governance Committee has adopted a written policy regarding director nominations, and the Nominating and Corporate Governance Committee will consider candidates recommended by a shareholder if made in accordance with our policy. Such nomination information should be submitted in writing to: TransMedics Group, Inc., 200 Minuteman Road, Suite 302, Andover, MA 01810, Attention: Corporate Secretary. Such nomination should provide the following information with respect to any director candidates: (i) all information relating to such candidate that would be required to be disclosed in solicitations of proxies for the election of such candidate as a director pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, (ii) such candidate’s written consent to be named as a nominee in the Company’s proxy statement, proxy card, or ballot, if the Board approves such inclusion, and to serve as a director if elected, (iii) a description of all direct and indirect compensation, reimbursement, indemnification and other material arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between or concerning such shareholder and any Shareholder Associated Person (as defined in the Company’s Bylaws), on the one hand, and the candidate, and his or her respective affiliates or associates, on the other hand, (iv) a written statement, signed by the candidate, agreeing to complete, upon request, questionnaire(s) customary for the Company’s directors and to make available to the Nominating and Corporate Governance Committee all information reasonably requested by the Nominating and Corporate Governance Committee in connection with the Nominating and Corporate Governance Committee’s consideration of the candidate, and (v) a description of the candidate’s qualifications as a director, including consideration for the Board membership criteria as set forth in the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will evaluate candidates recommended by shareholders on the same basis as candidates recommended by other sources, including evaluating the candidate against the standard and qualifications set out in the Company’s Corporate Governance Guidelines and assessing a candidate’s experience in the context of the current composition of the Board.

Shareholders also have the right under our Bylaws to directly nominate director candidates for election at an annual meeting of shareholders, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or our Board, by submitting to the Company as to each nominee that the shareholder proposes for election or re-election as a director (i) all information relating to such nominee that would be required to be disclosed in solicitations of proxies for the election of such nominee as a director pursuant to Regulation 14A under the Exchange Act and such nominee’s written consent (I) to be named as a nominee in the Company’s proxy statement, proxy card, and/or ballot, if the Board approves such inclusion, and (II) to serve as a director if elected, and (ii) a description of all direct and indirect compensation, reimbursement, indemnification and other material arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between or concerning such shareholder and any Shareholder Associated Person, on the one hand, and the proposed nominee, and his or her respective affiliates or associates, on the other hand. Any such nomination must be made by a shareholder of record of the Company at the time of making such nomination and meet such other requirements as are set forth in the Company’s Bylaws. Additionally, any shareholder that intends to solicit proxies in support of a director nominee other than our Board’s nominees also must comply with Rule 14a-19 under the Exchange Act.

Communication with Directors

Any shareholder or other interested parties desiring to communicate with our Board, or one or more of our directors, may send a letter addressed to the Board of Directors, TransMedics Group, Inc., 200 Minuteman Road, Suite 302, Andover, MA 01810, Attention: Corporate Secretary. All such letters will be promptly forwarded to the appropriate members of our Board or individual directors, as applicable, by the Corporate Secretary. The mailing envelope should contain a clear notation that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters should clearly state whether the intended recipients are all members of our Board or certain specified individual directors.

Director Attendance at Annual Meeting

While we do not have a formal policy regarding director attendance at the Annual Meeting, we expect our Board members to prepare for, attend and participate in all Board and applicable committee meetings, including by means of remote communication. Each of our directors attended our 2023 Annual Meeting.

Non-Employee Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of our Board during 2023. Other than as set forth in the table and described more fully below, we did not pay any compensation to any of the other non-employee members of our Board. Dr. Hassanein, our President and Chief Executive Officer, receives no compensation for his services as a director and, as a result, is not included in the table below. The compensation received by Dr. Hassanein for his services as an employee in the fiscal year ended December 31, 2023 is described in the “Summary Compensation Table” and the accompanying narrative description.

Name	Fees earned or paid in cash ($) (1)	Stock awards ($) (2)	Option awards ($) (3)	All Other Compensation ($) (4)	Total ($)
James R. Tobin	92,033	85,097	85,185		262,314
Edward M. Basile	60,500	85,097	85,185	1,481	232,262
Thomas J. Gunderson	62,383	85,097	85,185	5,079	237,743
Edwin M. Kania, Jr.	50,000	85,097	85,185		220,281
Stephanie Lovell	49,512	85,097	85,185		219,793
Merilee Raines	67,500	85,097	85,185	837	238,618
David Weill, M.D.	52,500	85,097	85,185		222,781

(1)	The amounts reported in this column represent the aggregate cash compensation paid to each of our non-employee directors in respect of the fiscal year ended December 31, 2023.

(2)

The amounts reported in this column represent the aggregate grant date fair value of RSUs granted to our non-employee directors during the fiscal year ended December 31, 2023, computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. For RSUs, the grant date fair value was calculated by multiplying the closing price of the underlying shares of our common stock on the date of grant by the number of RSUs granted. The assumptions used to value the RSUs for this purpose are set forth in Note 10 to our financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. These amounts do not represent the actual amounts paid to or realized by the director for these awards.

(3)

The amounts reported in this column represent the aggregate grant date fair value of an option to purchase our common stock granted to each of our non-employee directors in the fiscal year ended December 31, 2023, computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. The assumptions used to value this option for this purpose are set forth in Note 10 to our financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. These amounts do not represent the actual amounts paid to or realized by the director for these awards.

(4)	The amounts reported in this column represent travel expense reimbursements issued to certain of our non-employee directors.

As of December 31, 2023, our non-employee directors held options to purchase the number of shares of common stock set forth in the table below.

Name	Number of Unvested RSUs	Shares Subject to Outstanding Options
James R. Tobin	1,193	44,850
Edward M. Basile	1,193	64,135
Thomas J. Gunderson	1,193	64,135
Edwin M. Kania, Jr.	1,193	28,916
Stephanie Lovell	1,193	25,109
Merilee Raines	1,193	35,666
David Weill, M.D.	1,193	38,916

Non-Employee Director Compensation Policy

In 2023, following a review of our non-employee director compensation policy with Pearl Meyer, our Compensation Committee recommended and our Board of Directors approved an increase in the annual cash retainer for the Board Chair from $75,000 to $85,000 and changed the annual and initial appointment equity awards for non-employee directors from an option for a specified number of shares to a mix of stock options and RSUs having a grant date value of approximately $90,000 each, in each case, effective as of May, 2023. No other changes were made to non-employee director compensation during 2023. Following these updates, the following structure was used to compensate our non-employee directors in 2023:

The following structure was used to compensate our non-employee directors in 2023:

	Board or Committee Chair	Board or Committee Member
Annual cash retainer	$85,000	$40,000
Additional annual cash retainer for Audit Committee	$20,000	$10,000
Additional annual cash retainer for Compensation Committee	$15,000	$7,500
Additional annual cash retainer for Nominating and Corporate Governance Committee	$10,500	$5,000
Annual equity award	Stock Options and RSUs, each with an aggregate grant date fair value of approximately $90,000	Stock Options and RSUs, each with an aggregate grant date fair value of approximately $90,000
Initial appointment equity retainer	Stock Options and RSUs, each with an aggregate grant date fair value of approximately $90,000	Stock Options and RSUs, each with an aggregate grant date fair value of approximately $90,000

Cash retainers are payable in arrears in four equal quarterly installments, provided that the amount of such payment is prorated for any portion of such quarter that the director was not serving on our Board or the relevant committee thereof. The committee chair cash retainers are provided in lieu of committee member cash retainers. Annual grants of RSUs and stock options vest in full on the first anniversary of the grant date, and initial appointment RSUs and stock options vest one-third (1/3) on the first anniversary of the grant date with the remaining portion vesting monthly over the following 24 months. Each such grant of RSUs and stock options is generally subject to the non-employee director’s continued service through the vesting date, or, if earlier, upon the director’s death or disability or a change in control. All non-employee directors were granted 1,193 RSUs, and an option to purchase 1,916 shares of common stock on May 25, 2023.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are seeking your vote, on a non-binding advisory basis, to approve the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure contained in this Proxy Statement, which is commonly referred to as a “say on pay” vote. Because your “say on pay” vote is advisory, it will not be binding on the Compensation Committee or the Board. However, the Compensation Committee and the Board will review the “say on pay” voting results and take them into consideration when making future decisions regarding executive compensation.

The philosophy and principal objectives of our executive compensation programs are to attract, fairly compensate, appropriately incentivize, and retain superior executive talent in a manner that aligns their long-term interests with those of our shareholders. Our executive compensation program is designed to be:

•

Competitively Positioned: Target compensation should be competitive with that being offered to individuals in comparable roles at other companies with which we compete for talent to ensure that we attract and retain the best people to lead our success. Our Compensation Committee generally targets the median of the market for target compensation opportunities but can set compensation for executives above or below that level based on factors such as individual and Company performance, an executive’s role and responsibilities relative to executives in similar positions in the market, and an executive’s actual and potential impact on the successful execution of our strategy, among others.

•

Performance-Driven and Shareholder-Aligned: A meaningful portion of total compensation should be variable and linked to the achievement of specific short- and long-term performance objectives and designed to drive shareholder value creation.

•	Responsibly Governed: Decisions about compensation should be guided by best-practice governance standards and rigorous processes that encourage prudent decision-making.

Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our executives is based on our performance.

Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation program implements our compensation philosophy. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving the goals of our executive compensation program.

Required Vote of Shareholders

Although the “say on pay” vote we are asking you to cast is non-binding, the Board and Compensation Committee value the views of our shareholders and will consider the outcome of the vote when making future decisions regarding executive compensation. The affirmative vote of a majority of the votes cast by holders of shares of common stock who are present by remote communication or by proxy at a meeting at which a quorum is present is required (on a non-binding advisory basis) to approve the compensation of our named executive officers. We expect to hold an advisory “say on pay” vote to approve the compensation of our named executive officers annually until the next advisory vote on the frequency of such advisory votes, which will occur no later than our 2028 Annual Meeting of Shareholders.

Our Board recommends that you vote FOR the proposal to approve, on a non-binding advisory basis, the compensation paid to our named executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our common stock by:

•	each person known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors (including the director nominees); and

•	all of our directors and executive officers as a group, based upon 32,851,311 shares of common stock outstanding as of March 31, 2024.

Beneficial ownership is determined under the SEC rules and regulations and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe each shareholder identified in the table possesses sole voting and investment power over all shares of equity securities shown as beneficially owned by the shareholder.

Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2024 and shares of common stock underlying unvested RSUs that vest within 60 days of March 31, 2024 are considered outstanding and beneficially owned by the person holding the options or unvested RSUs for the purposes of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the address of each beneficial owner listed below is c/o TransMedics Group, Inc. 200 Minuteman Road, Suite 302, Andover, MA 01810.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or greater shareholders:
FMR LLC (1)	4,909,228	14.9%
BlackRock, Inc. (2)	2,550,255	7.8%
The Vanguard Group (3)	1,865,115	5.7%
Directors and Named Executive Officers:
Waleed Hassanein, M.D. (4)	1,359,420	4.0%
James Tobin (5)	266,254	*
Edward M. Basile (6)	72,485	*
Thomas Gunderson (7)	65,328	*
Edwin M. Kania, Jr. (8)	333,002	1.0%
Stephanie Lovell (9)	26,302	*
Merilee Raines (10)	36,859	*
David Weill, M.D. (11)	52,609	*
Stephen Gordon (12)	41,704	*
Tamer Khayal, M.D. (13)	117,903	*
Nick Corcoran (14)	10,901	*
Anil Ranganath	—	—
All executive officers and directors as a group (12 persons) (15)	2,382,767	7.0%

*	Less than one percent.
(1)

Based on information filed with the SEC in a Schedule 13G/A on February 8, 2024. FMR LLC has sole voting power with respect to 4,908,480 shares and sole dispositive power with respect to 4,909,228 shares. FMR LLC’s address is 245 Summer Street, Boston, MA 02210.

(2)

Based on information filed with the SEC in a Schedule 13G/A on January 25, 2024. BlackRock, Inc. has sole voting power with respect to 2,511,096 shares and sole dispositive power with respect to 2,550,255 shares. BlackRock, Inc.’s address is 50 Hudson Yards, New York, NY 10001.

(3)

Based on information filed with the SEC in a Schedule 13G on February 13, 2024. The Vanguard Group has shared voting power with respect to 58,097 shares, sole dispositive power with respect to 1,772,621 shares and shared dispositive power with respect to 92,494 shares. The Vanguard Group’s principal business address is 100 Vanguard Blvd., Malvern, PA 19355.

(4)	Consists of (i) 481,803 shares held and (ii) 877,617 shares of common stock underlying outstanding stock options exercisable within 60 days of March 31, 2024.
(5)

Consists of (i) 220,211 shares of our common stock held by a revocable trust for which Mr. Tobin is the grantor, (ii) 44,850 shares of common stock underlying outstanding stock options exercisable within 60 days of March 31, 2024 and (iii) 1,193 shares of common stock underlying RSUs that vest within 60 days of March 31, 2024.

(6)

Consists of (i) 7,157 shares held, (ii) 64,135 shares of common stock underlying outstanding stock options exercisable within 60 days of March 31, 2024 and (iii) 1,193 shares of common stock underlying RSUs that vest within 60 days of March 31, 2024.

(7)

Consists of (i) 64,135 shares of common stock underlying outstanding stock options exercisable within 60 days of March 31, 2024 and (ii) 1,193 shares of common stock underlying RSUs that vest within 60 days of March 31, 2024.

(8)

Consists of (i) 302,893 shares held, including 46,142 shares held by the Kania 2021 GRAT B, a grantor retained annuity trust, (ii) 28,916 shares of common stock underlying outstanding stock options exercisable within 60 days of March 31, 2024 and (iii) 1,193 shares of common stock underlying RSUs that vest within 60 days of March 31, 2024.

(9)

Consists of (i) 25,109 shares of common stock underlying outstanding stock options exercisable within 60 days of March 31, 2024 and (ii) 1,193 shares of common stock underlying RSUs that vest within 60 days of March 31, 2024.

(10)

Consists of (i) 35,666 shares of common stock underlying outstanding stock options exercisable within 60 days of March 31, 2024 and (ii) 1,193 shares of common stock underlying RSUs that vest within 60 days of March 31, 2024.

(11)

Consists of (i) 12,500 shares held, (ii) 38,916 shares of common stock underlying outstanding stock options exercisable within 60 days of March 31, 2024 and (iii) 1,193 shares of common stock underlying RSUs that vest within 60 days of March 31, 2024.

(12)	Consists of (i) 2,427 shares held and (ii) 39,277 shares of common stock underlying outstanding stock options exercisable within 60 days of March 31, 2024.
(13)

Consists of (i) 30,169 shares held, including 14,776 shares held by the Khayal Family 2021 Irrevocable Trust and 11,051 shares held by the Tamer Ibrahim Ahmed Khayal Trust and (ii) 87,734 shares of common stock underlying outstanding stock options exercisable within 60 days of March 31, 2024.

(14)	Consists of (i) 3,222 shares held and (ii) 7,679 shares of common stock underlying outstanding stock options exercisable within 60 days of March 31, 2024.
(15)

Consists of (i) 1,060,382 shares held, (ii) 1,314,034 shares of common stock underlying outstanding stock options exercisable within 60 days of March 31, 2024 and (iii) 8,351 shares of common stock underlying RSUs that vest within 60 days of March 31, 2024.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion & Analysis (“CD&A”) explains our executive compensation program for our named executive officers (“NEOs”) listed below. This CD&A also describes our Compensation Committee’s process for making pay decisions, as well as its rationale for specific pay decisions related to the fiscal year ended December 31, 2023.

Name	Principal Position
Waleed Hassanein, M.D.	President and Chief Executive Officer
Stephen Gordon	Chief Financial Officer
Tamer Khayal, M.D.	Chief Commercial Officer
Nick Corcoran(1) .	Senior Vice President of Supply Chain & Operations
Anil Ranganath(2) .	Senior Vice President, General Counsel & Corporate Secretary

1)	Mr. Corcoran joined the Company effective January 23, 2023
2)	Mr. Ranganath joined the Company effective June 5, 2023.

EXECUTIVE SUMMARY

Business Overview

We are a commercial-stage medical technology company transforming organ transplant therapy for end-stage organ failure patients across multiple disease states. Our Organ Care System (“OCS”) is a portable organ perfusion, optimization and monitoring system that utilizes our proprietary and customized technology to replicate near-physiologic conditions for donor organs outside of the human body. The OCS represents a paradigm shift that transforms organ preservation for transplantation from a static state to a dynamic environment that enables new capabilities, including organ optimization and assessment. The OCS is the first and only multi-organ, portable platform that has received Premarket Approval (“PMA”) from the FDA. We have also developed our National OCS Program (“NOP”), an innovative turnkey solution to provide outsourced organ retrieval, OCS organ management and logistics services, to provide transplant programs in the United States with a more efficient process to procure donor organs with the OCS. Our logistics services include aviation transportation, ground transportation, and other coordination activities. We believe the use of the OCS combined with the NOP has the potential to significantly increase the number of organ transplants and improve post-transplant outcomes.

2023 Performance Highlights

2023 was a very strong year for the Company. We continued to produce strong financial results, with our revenue growing by 159% compared to 2022. We enhanced our NOP offering to include transplant logistics services to provide a more operationally and economically efficient model to our transplant program users. Our revenue growth was due primarily to the increase in utilization of the OCS through the NOP, as well as additional revenue generated by the new NOP offering of transplant logistics services starting in the third quarter of 2023. In fact, we believe the use of OCS technology and the NOP were primary drivers in increasing the national adult heart and adult liver transplant volumes by 12% in 2023. Double-digit growth in transplant volumes has not occurred in many years and we are proud to have played an important role. During 2023, we also expanded our capabilities through strategic transactions, including the acquisition of certain assets related to lung and heart perfusion technology as well as the acquisition of an aviation operator and a fleet of fixed wing aircraft that allowed us to begin providing the previously mentioned transplant logistics service.

We also solidified our balance sheet by completing a convertible senior notes offering — allowing us to continue our business expansion during 2023.

These short- and long-term accomplishments continued to drive our stock price to higher levels. Our stock price since our May 2, 2019 initial public offering has outperformed both comparable market indices and our peer group, as shown below:

We believe that the efforts of our named executive officers were critical to our success in 2023 and continue to position us for further growth in 2024 as we continue to enhance our NOP offering by offering the highest quality technology, clinical service and transplant logistics service to our customers.

2023 Executive Compensation Highlights

Our executive compensation program has three primary elements: base salary, annual cash bonuses, and long-term equity compensation. Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive compensation program. Annual cash bonuses reward the achievement of short-term goals, while long-term equity compensation drives our NEOs to focus on long-term sustainable shareholder value creation. Based on our performance and consistent with the design of our program, the Compensation Committee made the following executive compensation decisions for fiscal year 2023:

•

Base salaries: The Compensation Committee approved base salary increases ranging from 3.5% to 10.2% for our named executive officers (other than Messrs. Corcoran and Ranganath, who were hired in 2023). For more information, please see section “2023 EXECUTIVE COMPENSATION PROGRAM IN DETAIL — Base Salary” below.

•

Annual cash bonuses: Based on our 2023 revenue of $241.6 million (167.4% of our target revenue of $144 million, and more than 2.5 times our revenue of $93.5 million in 2022) and achievement of all of our non-financial strategic objectives, our Compensation Committee determined that each named executive officer would receive an annual bonus of 200% of target for 2023. For more information, please see section “2023 EXECUTIVE COMPENSATION PROGRAM IN DETAIL — Annual Bonuses” below.

•

Long-term equity compensation: We granted long-term incentives using a mix of 50% stock options and 50% restricted stock units (“RSUs”), based on grant date fair value using a 30-day average closing price, to each of our named executive officers. We also continued to work with Pearl Meyer to analyze our equity granting practices and considered including performance-based equity but concluded that most of our peer companies phased in performance-based equity after first incorporating time-based full value awards, such as RSUs. We continue to be committed to evolving our equity mix over time to align with market best-practices for our industry and support our business and leadership talent retention objectives. For more information, please see section “2023 EXECUTIVE COMPENSATION PROGRAM IN DETAIL — Equity Incentive Awards” below.

In addition, the Compensation Committee made the following key compensation decisions relating to the onboarding of Messrs. Corcoran and Ranganath:

•

Mr. Corcoran: The Compensation Committee provided Mr. Corcoran with one-time, sign-on cash bonus of $100,000. The entire amount is fully refundable to the Company if Mr. Corcoran voluntarily resigns or terminates for cause from the Company within his first 18 months of employment. Mr. Corcoran received an equity award at the same time as other named executive officers in February 2023. The award was granted using a mix of 50% stock options and 50% RSUs, determined in the same manner as annual equity awards. Subject to continued service, the stock options vest 25% on the first anniversary of the grant date and the remaining shares vest in equal monthly installments over three years thereafter, and the RSUs vest 25% on the first four anniversaries of the grant date.

•

Mr. Ranganath: The Compensation Committee provided Mr. Ranganath an equity award with a grant date fair value of $1,700,000 in connection with his commencing employment. The award was granted using a mix of 50% stock options and 50% RSUs, determined in the same manner as annual equity awards. Subject to continued service, the stock options vest 25% on the first anniversary of the grant date and the remaining shares vest in equal monthly installments over three years thereafter, and the RSUs vest 25% on the first four anniversaries of the grant date.

2023 Say-on-Pay and Shareholder Feedback

At the Company’s 2023 annual meeting, our executive compensation program garnered significant support. Approximately 94% of the voting shareholders approved the advisory “say on pay” proposal for the compensation of our NEOs, marking a notable improvement from the previous year’s results. The positive outcome can be attributed to the comprehensive changes implemented for 2023, largely informed by the feedback gathered through our shareholder outreach efforts following the 2022 say-on-pay vote, including:

•	Updating our compensation peer group to better reflect our size and growth trajectory;

•	Updating our annual cash bonus program to implement a formulaic measurement of revenue, a payout cap of 200% of target annual bonus awards, and a threshold performance level;

•	Changed the equity mix for long-term incentives to incorporate full value awards (RSUs), compared to 100% options prior to 2023;

•	Implemented stock ownership guidelines; and

•	Enhanced transparency about our executive compensation program.

As our business and executive compensation program evolve, we will continue our shareholder engagement efforts and facilitate open and ongoing dialogues to help ensure that we have a regular pulse on investor perspectives. In the future, we will also continue to consider the feedback we receive from our shareholders as well as the outcome of say-on-pay votes when making compensation decisions regarding our executives.

Best Compensation Practices & Policies

We believe the following practices and policies within our executive compensation program promote sound governance principles and are in the best interests of our shareholders:

	What We Do		What We Don’t Do
✓	Emphasize variable pay over fixed pay, with a significant portion tied to our financial results and stock performance	✗	No change in control excise tax gross ups for any executives
✓	Maintain anti-hedging policies	✗	No repricing of underwater stock options or SARs without shareholder approval
✓	Maintain a formal clawback policy	✗	No “single-trigger” change in control payments or benefits
✓	Maintain stock ownership guidelines	✗	No supplemental executive retirement plans
✓	Use an independent compensation consultant	✗	No significant perquisites
✓	Hold an annual say-on-pay vote	✗	No guaranteed annual bonuses or base salary increases
✓	Conduct an annual compensation risk assessment

WHAT GUIDES OUR PROGRAM

Executive Compensation Philosophy & Objectives

To accomplish our business and growth objectives, we must be able to attract and retain talented executives whose skills and experience enable them to contribute to our long-term success. To that end, the philosophy and principal objectives of our executive compensation program are to attract, fairly compensate, appropriately incentivize, and retain superior executive talent in a manner that aligns their long-term interests with those of our shareholders. Our executive compensation program is designed to be:

•

Competitively Positioned: Target compensation should be competitive with that being offered to individuals in comparable roles at other companies with which we compete for talent to ensure that we attract and retain the best people to lead our success. Our Compensation Committee generally targets the median of the market for target compensation opportunities but can set compensation for executives above or below that level based on factors such as individual and Company performance, an executive’s role and responsibilities relative to executives in similar positions in the market, and an executive’s actual and potential impact on the successful execution of our strategy, among others.

•

Performance-Driven and Shareholder-Aligned: A meaningful portion of total compensation should be variable and linked to the achievement of specific short- and long-term performance objectives and designed to drive shareholder value creation.

•	Responsibly Governed: Decisions about compensation should be guided by best-practice governance standards and rigorous processes that encourage prudent decision-making.

Elements of Pay: Total Direct Compensation

To support our philosophy and achieve our objectives, our Compensation Committee analyzes each of the following elements of compensation against comparative market data, and generally seeks to position each element around the market median, while differentiating individual compensation based on experience, role, position, individual performance, and other factors.

Pay Element	How It’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable us to attract and retain critical executive talent.

Annual Bonuses	Cash (Variable)	Tie a significant portion of our executives’ cash compensation opportunities to the attainment of performance goals that we believe will help us attain short- and long-term business objectives.

Equity-Based Compensation	Equity (Variable)	Provide incentives for executives to execute on longer-term financial goals that drive the creation of shareholder value and also support our leadership retention objectives.

2023 Target Compensation At-A-Glance (Pay Mix)

In support of the changes described above, the structure of our 2023 executive compensation program is closely aligned with Company performance and sensitive to the Company’s stock performance. The charts below show that a significant portion of named executive officer target total compensation (consisting of base salary, target annual bonuses and equity-based compensation, based on target total grant date fair value) is variable and “at-risk.” 89% of the CEO’s 2023 target total compensation is performance-based with a significant portion (80%) tied to the future stock performance of the Company, and 82% of the other named executive officers’ 2023 target total compensation is performance-based with a significant portion (74%) tied to the future stock performance of the Company.

*	Excludes sign-on bonus granted to Mr. Corcoran and annualizes base salary and target bonus for Messrs. Corcoran and Ranganath.

The Decision-Making Process

Compensation Committee

Our Compensation Committee oversees our executive compensation program and administers our cash and equity incentive plans. Our Compensation Committee reviews and approves the compensation of our Chief Executive Officer and other executives, including the type and amount of each element of compensation and the performance goals applicable to incentive compensation. As described below, our Compensation Committee also works with members of management and obtains advice from an independent compensation consultant in the course of making its compensation decisions.

The Role of Management

Our Chief Executive Officer, Chief Financial Officer, and Vice President of Human Resources, working with internal resources as well as with our Compensation Committee’s compensation consultant, review our executive compensation program on an annual basis and make recommendations as to the type and amount of compensation based on its review of peer group and other market data, individual performance and other factors. Our Chief Executive Officer makes recommendations to our Compensation Committee regarding the compensation of our executives other than himself based on these same factors. Our Chief Executive Officer, Chief Financial Officer, and Vice President of Human Resources typically attend meetings of our Compensation Committee but do not participate in any discussions regarding their own compensation.

Independent Compensation Consultant

The Compensation Committee believes that independent advice is important in developing and overseeing our executive compensation program. The Compensation Committee has engaged Pearl Meyer to provide consulting services in relation to executive and director compensation decisions. Pearl Meyer reports directly to the Compensation Committee and only provides services to us on such matters as needed and as directed solely by the Compensation Committee. These services include providing guidance on trends in CEO, executive, and non-employee director compensation; the development of the specific components of our executive compensation program; and a competitive market assessment of our executive compensation program, including the composition of our compensation peer group. Our Compensation Committee has determined, based on its analysis and in light of all relevant factors, that the work of Pearl Meyer has not created any conflicts of interest, and that Pearl Meyer is independent pursuant to the independence standards set forth in the Nasdaq listing standards promulgated pursuant to Section 10C of the Exchange Act.

Use of Peer Group and Market Data

2023 Compensation Peer Group. Our Compensation Committee uses peer group and other market data as a reference point to gauge the reasonableness of our executive compensation decisions and the general competitiveness of our executive compensation program in the market and to assist it in determining the type and amount of compensation that we pay. For purposes of setting compensation levels for 2023, our Compensation Committee, working in consultation with Pearl Meyer, selected companies operating in the healthcare equipment/medical device industry or the early commercial biotechnology/pharmaceutical and diagnostic industry with a comparable market capitalization (targeting companies with a market values between approximately 0.33x and 3.0x our market value), revenue (targeting companies with revenues between approximately 0.33x and 3.0x our current/projected revenue) and headcount (targeting companies with a number of employees between approximately 0.25x and 4.0x our current/projected headcount). Our Compensation Committee also qualitatively evaluated each prospective peer group company based on business focus and corporate strategy to identify companies in a similar space, to the extent possible, and seeks to maintain year-over-year continuity in our peer group by maintaining flexibility in applying the foregoing criteria, particularly in uncertain market conditions. The compensation peer group companies selected by our Compensation Committee for 2023 executive compensation purposes are listed below.

2023 Peer Group
AtriCure, Inc.	Axonics, Inc.	BioLife Solutions, Inc.	Butterfly Network, Inc.

CareDx, Inc.	Establishment Labs Holdings Inc.	Glaukos Corporation	Nevro Corp.

OrthoPediatrics Corp.	Outset Medical, Inc.	PROCEPT BioRobotics Corporation	Pulmonx Corporation

Silk Road Medical, Inc	SomaLogic, Inc.	STAAR Surgical Company	Treace Medical Concepts, Inc.

Twist Bioscience Corporation

2023 EXECUTIVE COMPENSATION PROGRAM IN DETAIL

Base Salary

Each of our named executive officers is paid a base salary. Our Compensation Committee believes this element of compensation is important because it provides a fixed element of compensation that reflects the individual named executive officer’s skills, experience and role. Base salaries are established based on peer group data and other market data, as described above, and each named executive officer’s skill set, experience, role and responsibilities, are reviewed annually and may be adjusted based on such factors. For 2023, our Compensation Committee reviewed the base salaries for our named executive officers and, taking into account the factors described above, approved the annual base salaries of the named executive officers for 2023 as shown in the table below:

Named Executive Officer	2022 Annual Base Salary	2023 Annual Base Salary	% Increase
Waleed Hassanein, M.D.	$590,000	$650,000	10.2%
Stephen Gordon	$435,000	$450,000	3.5%
Tamer Khayal, M.D.	$435,000	$450,000	3.5%
Nick Corcoran(1).	n/a	$375,000	n/a
Anil Ranganath(2)	n/a	$400,000	n/a

1)	Mr. Corcoran joined the Company effective January 23, 2023. The annual base salary listed in the table above is annualized.
2)	Mr. Ranganath joined the Company effective June 5, 2023. The annual base salary listed in the table above is annualized.

Following a review of the factors described above, the Compensation Committee approved the increase to Dr. Hassanein’s base salary was to improve his competitive position relative to the compensation peer group median, determined as described above.

Annual Bonuses

Our Compensation Committee believes that a significant portion of our named executive officers’ cash compensation should be tied to our performance. Each of our named executive officers is eligible to receive an annual bonus based on the achievement of certain financial and strategic performance goals related to revenue growth, and regulatory and business goals. Target annual bonus opportunities are initially determined and thereafter reviewed annually by our Compensation Committee based on the same factors as described above for base salary. Actual awards can range from 0% to 200% of target depending on performance.

For 2023, our Compensation Committee reviewed the target annual bonus opportunities for our named executive officers and, considering the factors described above, increased Mr. Gordon’s and Dr. Khayal’s target annual bonuses more in line with the compensation peer group median. The 2023 target annual bonus opportunities for our named executive officers were as follows:

Named Executive Officer	2023 Target Cash Bonus Opportunity
Waleed Hassanein, M.D.	90%
Stephen Gordon	50%
Tamer Khayal, M.D.	50%
Nick Corcoran	40%
Anil Ranganath(1)	45%

1)	Mr. Ranganath joined the Company effective June 5, 2023. His actual target bonus was calculated using his base salary for the year, on a prorated basis, considering his employment commencement date.

2023 Performance Goals

Our Compensation Committee determines the performance metrics and goals for our annual bonus program in the beginning of each year based on input from management and our annual business plan. Our Compensation Committee strives to set challenging, yet achievable, performance goals that will promote the achievement of short-term business objectives that are important to our annual business plan. The performance metrics for annual bonuses include financial and non-financial strategic goals that reflect our growth strategy and purpose. In 2023, our Compensation Committee determined bonus payouts based on a formulaic measurement of revenue performance against budget and additionally considered our achievement of non-financial strategic goals when reviewing performance, as follows:

•	Threshold: In order for any bonus to be earned, we must achieve at least 80% of our revenue target and three out of five of our most important strategic goals.

•	Target: Bonuses will be earned at 100% if target revenue goal is achieved.

•	Maximum Bonus: Bonuses will be earned at 200% of target if we double (or more) our actual revenue from the prior year.

If our revenue was between the threshold and target or the target and maximum performance thresholds, the amount of the bonus earned would be determined based on linear interpolation between such thresholds. Our Compensation Committee may also consider individual performance contributions and retains the discretion to adjust bonus payouts downward or upward based on its assessment of each named executive officer’s contribution to the Company during the year, as well as the achievement of strategic goals. The specific metrics and goals that were approved by our Compensation Committee for 2023, as well as the actual achievement results, are outlined below:

2023 Performance Metrics and Goals	Results
Revenue target of $144M	$241.6M
Scaling production capacity to establish a minimum of one-to-two months inventory of perfusion modules finished goods inventory by December 31, 2023	Achieved
Establishment of TransMedics Aviation Services in a minimum of three U.S. hubs by December 31, 2023	Achieved
Recovery of OCS Lung business to ~$8M-$9M annualized	Achieved
FDA approval of TransMedics produced leukocyte filters by December 31, 2023	Achieved
Complete the OCS Heart animal post-approval study by December 31, 2023	Achieved
Release OCS Liver product internationally by Fourth Quarter 2023	Achieved

Our 2023 revenue of $241.6 million was more than 2.5 times our revenue of $93.5 million in 2022, and we achieved of all of our non-financial strategic objectives. As a result, our Compensation Committee determined that each named executive officer would receive a bonus of 200% of target for 2023. Our Compensation Committee did not apply any further discretion to the calculated payout. Resulting bonus payouts for our named executive officers are for 2023 are set forth below:

Named Executive Officer	2023 Annual Base Salary	2023 Target Annual Bonus Opportunity (as a % of Salary)	2023 Target Annual Bonus Opportunity	2023 Actual Annual Bonus Payout (as a % of Target)	Actual Annual Bonus Payout
Waleed Hassanein, M.D.	$650,000	90%	$585,000	200%	$1,170,000
Stephen Gordon	$450,000	50%	$225,000	200%	$450,000
Tamer Khayal, M.D.	$450,000	50%	$225,000	200%	$450,000
Nick Corcoran	$375,000	40%	$150,000	200%	$300,000
Anil Ranganath(1)	$400,000	45%	$90,000	200%	$180,000

(1)

Mr. Ranganath joined the Company effective June 5, 2023. His actual target bonus was calculated using his base salary for the portion of the year during which he is employed. The dollar value of his 2023 Annual Bonus Opportunity, and his actual payout amount, in the table above reflects this proration.

Equity Incentive Awards

Our Compensation Committee believes that in order to appropriately incentivize our named executive officers to create shareholder value, a significant portion of our named executive officers’ compensation should be in the form of equity-based compensation. Our equity-based compensation program is designed to align the interests of our executives and shareholders by promoting stock ownership by our executives and senior management, tying compensation realized to stock price performance and encouraging retention. For 2023, our Compensation Committee granted equity incentive awards using a mix of 50% stock options and 50% RSUs, calculated based on grant date fair value using the average closing price over the 30-day period preceding the grant date.

Equity Vehicle	Weighting	Features
Stock Options	50%

•  Stock options are intended to align the interests of award recipients with those of shareholders since stock options only deliver value if our stock price appreciates after they are granted.

•  Stock options generally vest on a monthly basis over four years, generally subject to the named executive officer’s continued employment with us; for new hires, stock options generally vest 25% on the first anniversary of the grant date and the remaining shares vest in equal monthly installments over three years thereafter.

RSUs	50%

•  RSUs are intended to support our talent retention objectives while also aligning recipients’ interests with those of shareholders since RSUs only deliver increased value if our stock price increases.

•  RSUs generally vest on an annual basis over three years (four years, for new hires), generally subject to the named executive officer’s continued employment with us.

Our Compensation Committee determined the value of each named executive officer’s award based on competitive market data, as described above, and by analyzing total executive ownership levels, retention from previously granted awards and other factors. The total target award values for 2023 as approved by the Compensation Committee are shown in the table below

Named Executive Officer	Stock Options Value	RSUs Value	Total Target Award Value
Waleed Hassanein, M.D.	$2,462,500	$2,462,500	$4,925,000
Stephen Gordon	$862,500	$862,500	$1,725,000
Tamer Khayal, M.D.	$862,500	$862,500	$1,725,000
Nick Corcoran	$850,000	$850,000	$1,700,000
Anil Ranganath	$850,000	$850,000	$1,700,000

*

The number of shares were determined by dividing the target award values by the average fair market value of our common stock over a 30-day period preceding the grant date. Values shown in the table above may differ from the values shown in the Summary Compensation Table and Grants of Plan Based Awards Table.

For Messrs. Corcoran and Ranganath, awards in the table above reflect equity grants made in connection with the commencement of their respective employments. Subject to continued service, the stock options granted to Messrs. Corcoran and Ranganath vest 25% on the first anniversary of their respective vesting start dates and the remaining shares vest in equal monthly installments over three years thereafter, and the RSUs granted to Messrs. Corcoran and Ranganath vest 25% on the first four anniversaries of their respective vesting start dates. For the rest of our named executive officers, the stock options granted vest in equal monthly installments over four years and the RSUs granted vest in equal annual installments over three years, subject to continued service.

OTHER COMPENSATION PRACTICES, POLICIES & GUIDELINES

Stock Ownership Guidelines

The Board believes that our most senior executives (including our named executive officers) should hold meaningful equity ownership positions in the Company, in part to align our executives’ interests with those of our shareholders. Effective January 1, 2023, the Board adopted guidelines requiring each C-level executive to hold shares equal to two (2) times base salary.

Executives will have five (5) years from the date of implementation of the stock ownership guidelines to attain the ownership threshold. Holdings that satisfy this stock ownership requirement include shares owned outright and unvested RSUs. Stock options and unearned performance-based awards do not count towards satisfying the ownership requirement.

Compliance with stock ownership guidelines will be evaluated annually. All of our C-level executives are on track to be in compliance with the stock ownership guidelines.

Clawback Policy

The Board has adopted the Company’s Policy for Recoupment of Incentive Compensation (“Clawback Policy”), which is designed to comply with Section 10D-1 of the Exchange Act and the applicable listing standards of Nasdaq. The Clawback Policy requires the Company to recoup erroneously awarded incentive-based compensation received by each current or former officer of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended, including each named executive officer, in the event the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the securities laws. The Clawback Policy generally applies to all cash-based or equity-based incentive compensation, bonus and/or awards received by a covered officer that is or was based, wholly or in part, upon the attainment of any financial reporting measure during the three completed fiscal years immediately preceding the date that the Company is required to prepare a restatement; provided that such compensation, bonus and/or award was received on or after October 2, 2023. The Clawback Policy was filed as an exhibit to the Company’s Form 10-K.

Employee Benefits

We maintain a tax-qualified retirement plan that provides all of our full-time U.S. employees, including our named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan, subject to applicable annual limits under the Internal Revenue Code of 1986, as amended. Our named executive officers participate in our 401(k) plan on the same basis as other eligible employees. We do not maintain any qualified or non-qualified defined benefit plans or supplemental executive retirement plans that cover our named executive officers.

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including medical, dental, vision, life and accidental death and dismemberment benefits and short-term and long-term disability insurance. Our named executive officers participate in these plans on the same basis as other eligible employees. We do not maintain any supplemental health or welfare plans for our named executive officers.

Change in Control and Severance Benefits

We have entered into offer letters with Mr. Gordon, Dr. Khayal, Mr. Corcoran and Mr. Ranganath that set forth the initial terms and conditions of employment, and we have entered into retention agreements with Dr. Hassanein, Mr. Gordon, Dr. Khayal, and Mr. Ranganath that provide for severance payments and benefits in connection with certain terminations of employment. Mr. Corcoran’s offer letter provides for severance payments in connection with certain terminations of employment. In addition, certain of the equity awards granted to our named executive officers would vest in connection with a qualifying termination of employment following a change in control. These severance payments and benefits are more fully described below under “Potential Payments upon Termination or Change in Control.” Our Compensation Committee believes that reasonable severance payments and benefits are necessary to attract and retain executives and are important in incentivizing them to pursue a change in control transaction if it is in the best interests of our shareholders even if it creates uncertainty for them.

Anti-Hedging Policy

Our insider trading policy prohibits our directors, officers and employees from entering into hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, because such transactions may permit a director, officer or employee to continue to own securities obtained through our employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as our other shareholders.

Compensation Risk Assessment

Our Compensation Committee regularly reviews our compensation policies and practices, including the risks created by our compensation plans, and has concluded that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Tax and Accounting Considerations

Our Compensation Committee considers the tax and accounting consequences of compensation paid under our executive compensation program. However, our Compensation Committee believes that its primary responsibility is to maintain an executive compensation program that attracts, retains and rewards our executives. Accordingly, our Compensation Committee has paid, and may continue to pay, in its discretion, compensation that is not fully deductible or is limited as to tax deductibility.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” disclosure with management. Based on this review and discussion, our Compensation Committee recommended to our Board that the “Compensation Discussion and Analysis” be included in the Proxy Statement distributed in connection with the Annual Meeting.

The Compensation Committee:

Thomas J. Gunderson (Chair)

Stephanie Lovell

Merilee Raines

David Weill, M.D.

This report shall not be deemed soliciting material or to be filed with the SEC, or incorporated by reference in any document so filed, whether made before or after the date hereof, except to the extent we specifically request that it be treated as soliciting material or it is specifically incorporated by reference therein.

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by, or paid to our named executive officers during our fiscal years ended December 31, 2023, and, if applicable, December 31, 2022 and December 31, 2021.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)		Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total($)
Waleed Hassanein, M.D.	2023	633,846	—		2,467,645	2,472,929	1,170,000	13,650	6,758,070
President and Chief Executive Officer	2022	575,192	—		—	1,825,900	886,770	—	3,287,862
	2021	535,000	—		—	6,377,940	457,425	—	7,370,365
Stephen Gordon	2023	445,965	—		864,258	866,142	450,000	13,650	2,640,015
Chief Financial Officer	2022	417,715	—		—	379,787	326,903	—	1,124,405
	2021	370,800	—		—	1,440,180	158,517	—	1,969,497
Tamer Khayal, M.D.	2023	445,962	—		864,258	866,142	450,000	4,146	2,630,508
Chief Commercial Officer	2022	421,875	—		—	379,787	326,903	—	1,128,565
	2021	386,250	—		—	1,440,180	165,122	—	1,991,552
Nick Corcoran (6)	2023	338,942	100,000	(6)	851,765	853,596	300,000	73,129	2,517,432
Senior Vice President of Supply Chain and Operations
Anil Ranganath (7)	2023	215,385	—		892,987	893,789	180,000	5,181	2,187,342
Senior Vice President, General Counsel and Corporate Secretary

(1)	The amounts reported in this column include contributions made by the named executive officer to our 401(k) plan, which is described below.
(2)

The amounts reported in this column represent the aggregate grant date fair value of RSUs granted during the fiscal year ended December 31, 2023, computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards. For RSUs, the grant date fair value was calculated by multiplying the closing price of the underlying shares of our common stock on the date of grant by the number of RSUs granted. The assumptions used to value the RSUs for this purpose are set forth in Note 10 to our financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. No RSUs were granted to our named executive officers prior to 2023.

(3)

The amounts reported in this column represent the aggregate grant date fair value of options to purchase our common stock granted during the fiscal years ended December 31, 2023, December 31, 2022 and December 31, 2021, as applicable, computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards. The assumptions used to value the options for this purpose are set forth in Note 10 to our financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, Note 10 to our financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and Note 10 to our financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(4)

The amounts reported in this column represent annual bonuses paid for the fiscal years ended December 31, 2023, December 31, 2022 and December 31, 2021. See “Compensation Discussion and Analysis — Annual Cash Incentive Bonuses” above for additional details.

(5)	The amounts reported in this column for the fiscal year ended December 31, 2023 represent the following items:

Name and Principal Position	Company 401(k) Matching Contributions ($)	Relocation ($) (a)	Group Term Life Insurance Premium Paid by Company ($)
Waleed Hassanein, M.D.	13,200	—	450
Stephen Gordon	13,200	—	450
Tamer Khayal, M.D.	3,696	—	450
Nick Corcoran	12,385	60,369	375
Anil Ranganath	4,923	—	258

(a)	For Mr. Corcoran, reflects the relocation payment he received in connection with the commencement of his employment.

(6)

Mr. Corcoran commenced employment with us on January 23, 2023. The amount reported in the Bonus column represents a signing bonus paid to Mr. Corcoran in connection with his commencing employment with us.

(7)	Mr. Ranganath commenced employment with us on June 5, 2023.

Grants of Plan-Based Awards Table

The following table sets forth information regarding plan-based awards made to each of our named executive officers during 2023.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number Of Shares of Stock or Units (#) (2)	All Other Option Awards: Number Of Securities Underlying Options (#) (3)	Exercise or Base Price Of Option Awards ($/Sh) (4)	Grant Date Fair Value Of Stock and Option Awards ($) (5)
Name		Threshold ($)	Target ($)	Maximum ($)
Waleed Hassanein	—	468,000	585,000	1,170,000	—	—	—	—
	2/20/2023	—	—	—	—	57,165	66.10	2,472,929
	2/20/2023	—	—	—	37,332	—	—	2,467,645
Stephen Gordon	—	180,000	225,000	450,000	—	—	—	—
	2/20/2023	—	—	—	—	20,022	66.10	866,142
	2/20/2023	—	—	—	13,075	—	—	864,258
Tamer Khayal	—	180,000	225,000	450,000	—	—	—	—
	2/20/2023	—	—	—	—	20,022	66.10	866,142
	2/20/2023	—	—	—	13,075	—	—	864,258
Nick Corcoran	—	120,000	150,000	300,000	—	—	—	—
	2/20/2023	—	—	—	—	19,732	66.10	853,596
	2/20/2023	—	—	—	12,886	—	—	851,765
Anil Ranganath	—	72,000	90,000	180,000	—	—	—	—
	8/1/2023	—	—	—	—	14,709	93.88	893,789
	8/1/2023	—	—	—	9,512	—	—	892,987

(1)

Amounts represent the threshold, target and maximum annual cash bonus opportunities by our named executive officers under our annual bonus program. See “Compensation Discussion and Analysis — Annual Bonuses” above for additional details. Mr. Ranganath commenced employment with us in June 2023 and his annual cash bonus opportunities for 2023 were prorated as a result (to 50% of his opportunities for the full year). The actual amounts paid to our named executive officers under our annual bonus program for 2023 are set forth in the Non-Equity Incentive Plan Compensation of the Summary Compensation Table above.

(2)	Amounts represent the number of RSUs granted to our named executive officers in 2023. See “Compensation Discussion and Analysis — Equity Incentive Awards” above for additional details.
(3)

Amounts represent the number of shares of our common stock subject to stock options granted to our named executive officers in 2023. See “Compensation Discussion and Analysis — Equity Incentive Awards” above for additional details.

(4)	Amounts represent the exercise price for the stock options granted to our named executive officers in 2023.
(5)

These amounts represent the grant date fair value of RSUs or stock options, as applicable, granted in 2023, determined in accordance with FASB ASC Topic 718, disregarding the effect of forfeitures. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards during 2023. For a more detailed description of the assumptions used for purposes of determining grant date fair value see Note 10 to the consolidated financial statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2023. For RSUs, the grant date fair value was calculated by multiplying the closing price of the underlying shares of our common stock on the date of grant by the number of RSUs granted.

Outstanding Equity Awards at 2023 Year-End

The following table shows the number of vested and unvested equity awards held by our named executive officers as of December 31, 2023.

	Option Awards						Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that have not vested (#)		Market value of Shares or Units of Stock that have not Vested ($) (7)
Waleed Hassanein	285,714	—		16.00	4/30/2029		—		—
	170,583	7,417	(1)	16.14	2/27/2030		—		—
	219,583	90,417	(1)	38.46	2/24/2031		—		—
	114,583	135,417	(1)	13.28	2/22/2032		—		—
	11,909	45,256	(1)	66.10	2/20/2033		—		—
	—	—		—	—		37,332	(4)	2,946,615
Stephen Gordon	3,644	2,084	(1)	16.14	2/27/2030		—		—
	49,583	20,417	(1)	38.46	2/24/2031		—		—
	23,833	28,167	(1)	13.28	2/22/2032		—		—
	4,170	15,852	(1)	66.10	2/20/2033		—		—
	—	—		—	—		13,075	(4)	1,032,010
Tamer Khayal	8,036	—		16.00	4/30/2029		—		—
	15,626	2,084	(1)	16.14	2/27/2030		—		—
	48,122	20,417	(1)	38.46	2/24/2031		—		—
	23,833	28,167	(1)	13.28	2/22/2032		—		—
	4,170	15,852	(1)	66.10	2/20/2033		—		—
	—	—		—	—		13,075	(4)	1,032,010
Nick Corcoran	—	19,732	(2)	66.10	2/20/2033	(4)	—		—
	—	—		—	—		12,886	(5)	1,017,092
Anil Ranganath	—	14,709	(3)	93.88	8/1/2033	(5)	—		—
	—	—		—	—		9,512	(6)	750,782

(1)

Options vest on a monthly basis over a four-year period from the grant date, which is ten years prior to the applicable expiration date listed in the table above, generally subject to continued service through each such vesting date.

For Mr. Corcoran, 25% of the shares underlying the options vest on the one-year anniversary of January 23, 2023, and the remainder of the shares underlying the options vest on a monthly basis over three years thereafter, generally subject to continued service through each such vesting date. For Mr. Ranganath, 25% of the shares underlying the options vest on the one-year anniversary of the grant date, which is ten years prior to the applicable expiration date listed in the table above, and the remainder of the shares underlying the options vest on a monthly basis over three years thereafter, generally subject to continued service through each such vesting date.

(2)

Option vests as to 25% of the shares on January 23, 2024, and as to the remainder of the shares on a monthly basis over three years thereafter, generally subject to continued service through each such vesting date.

(3)

Option vests as to 25% of the shares on August 1, 2024, and as to the remainder of the shares on a monthly basis over three years thereafter, generally subject to continued service through each such vesting date.

(4)	RSUs vest on an annual basis over a three-year period from the grant date (February 20, 2023), generally subject to continued service through each such vesting date.
(5)	RSUs vest on an annual basis over a four-year period from January 23, 2023, generally subject to continued service through each such vesting date.

(6)	RSUs vest on an annual basis over a four-year period from the grant date (August 1, 2023), generally subject to continued service through each such vesting date.
(7)	Values for RSUs have been determined using the closing price of a share of our common stock as of December 29, 2023, the last trading day of 2023 ($78.93).

Option Exercises and Stock Vested

The following table shows the stock options that our named executive officers exercised during 2023. No stock awards held by any of our named executive officers vested during 2023.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Waleed Hassanein	193,074	13,381,959
Stephen Gordon	25,000	1,305,500
Tamer Khayal	90,000	5,450,721
Nick Corcoran	—	—
Anil Ranganath	—	—

(1)	The amounts reported in this column is based on the per share closing price of a share of our common stock on the Nasdaq Stock Market on the date the applicable stock options were exercised.

Pension Benefits and Nonqualified Deferred Compensation

None of our named executive officers participated in or received benefits from a pension plan or from a nonqualified deferred compensation plan during 2023 or in any prior year.

Potential Payments Upon Termination or Change in Control

We have entered into offer letters with Mr. Gordon, Dr. Khayal, Mr. Corcoran and Mr. Ranganath that set forth the initial terms and conditions of the executive’s employment with us. We have also entered into a retention agreement with Dr. Hassanein, Mr. Gordon, Dr. Khayal and Mr. Ranganath that provides for severance payments and benefits in the event the named executive officer’s employment is terminated in certain circumstances. Mr. Corcoran’s offer letter provides for severance payments and benefits in connection with certain terminations of employment. In addition, each of our named executive officers has entered into an invention and non-disclosure agreement and a non-competition and non-solicitation agreement with us. The material terms of these agreements are summarized below. As used in the summary below, the terms “cause,” “disability,” “good reason” and “change in control” have the meanings set forth in the applicable agreement.

Dr. Hassanein. Pursuant to his retention agreement, Dr. Hassanein is entitled to severance payments and benefits in the event we terminate his employment other than for cause or due to his death or disability or if Dr. Hassanein resigns for good reason. If his employment terminates in such circumstances, Dr. Hassanein will be entitled to receive (i) an amount equal to the sum of his highest annual base salary during the preceding three years and his highest annual bonus during the preceding three years, payable in 12 monthly installments; (ii) Company-provided benefits for up to 12 months; (iii) an additional 12 months of service credit for purposes of eligibility for any retiree benefits; and (iv) any accrued but unpaid compensation and benefits, including a prorated annual bonus for the year in which his employment terminates, based on Dr. Hassanein’s annual bonus for the preceding year, subject, in each case, to his execution of a release of claims and compliance with the material provisions of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement with us. If his employment terminates in such circumstances either in connection with or in anticipation of, or within 24 months following, a change in control, then, in lieu of the payments and benefits described above, Dr. Hassanein will be entitled to receive (A) an amount equal to one and one-half (1.5) times the sum of his highest annual base salary during the preceding three years and his highest annual bonus during the preceding three years, payable in a lump sum; (B) Company-provided benefits for up to 18 months; (C) an additional 18 months of service credit for purposes of eligibility for any retiree benefits; (D) accelerated vesting of all of his then-outstanding and unvested stock options, restricted stock, and other equity-based awards; and (E) any accrued but unpaid compensation and benefits, including a prorated annual bonus for the year in which his employment terminates, based on Dr. Hassanein’s annual bonus for the preceding year.

Dr. Khayal. Pursuant to his retention agreement, Dr. Khayal is entitled to severance payments and benefits in the event we terminate his employment other than for cause or due to his death or disability or if Dr. Khayal resigns for good reason. If his employment terminates in such circumstances, Dr. Khayal will be entitled to receive (i) an amount equal to three-fourths (.75) times the sum of his highest annual base salary during the preceding three years and his highest annual bonus during the preceding three years, payable in nine monthly installments; (ii) Company-provided benefits for up to nine months; (iii) an additional nine months of service credit for purposes of eligibility for any retiree benefits; and (iv) any accrued but unpaid compensation and benefits, including a prorated annual bonus for the year in which his employment terminates, based on Dr. Khayal’s annual bonus for the preceding year, subject, in each case, to his execution of a release of claims and compliance with the material provisions of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement with us. If his employment terminates in such circumstances either in connection with or in anticipation of, or within 24 months following, a change in control, then, in lieu of the payments and benefits described above, Dr. Khayal will be entitled to receive (A) an amount equal to the sum of his highest annual base salary during the preceding three years and his highest annual bonus during the preceding three years, payable in a lump sum; (B) Company-provided benefits for up to 12 months; (C) an additional 12 months of service credit for purposes of eligibility for any retiree benefits; (D) accelerated vesting of all of his then-outstanding and unvested stock options, restricted stock, and other equity-based awards; and (E) any accrued but unpaid compensation and benefits, including a prorated annual bonus for the year in which his employment terminates, based on Dr. Khayal’s annual bonus for the preceding year.

Mr. Gordon. Pursuant to his retention agreement, Mr. Gordon is entitled to severance payments and benefits in the event we terminate his employment other than for cause or due to his death or disability or if Mr. Gordon resigns for good reason. If his employment terminates in such circumstances, Mr. Gordon will be entitled to receive (i) an amount equal to three-fourths (.75) times the sum of his highest annual base salary during the preceding three years and his highest annual bonus during the preceding three years, payable in nine monthly installments; (ii) Company-provided group health insurance benefits for up to nine months; and (iii) any accrued but unpaid compensation and benefits, including a prorated annual bonus for the year in which his employment terminates, based on Mr. Gordon’s annual bonus for the preceding year, subject, in each case, to his execution of a release of claims and compliance with the material provisions of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement with us. If his employment terminates in such circumstances either in connection with or in anticipation of, or within 24 months following, a change in control, then, in lieu of the payments and benefits described above, Mr. Gordon will be entitled to receive (A) an amount equal to the sum of his highest annual base salary during the preceding three years and his highest annual bonus during the preceding three years, payable in a lump sum; (B) Company-provided group health insurance benefits for up to 12 months; (C) accelerated vesting of all of his then-outstanding and unvested stock options, restricted stock, and other equity-based awards; and (D) any accrued but unpaid compensation and benefits, including a prorated annual bonus for the year in which his employment terminates, based on Mr. Gordon’s annual bonus for the preceding year.

Mr. Corcoran. Pursuant to his offer letter, Mr. Corcoran is entitled to severance payments and benefits in the event we terminate his employment other than for cause or if Mr. Corcoran resigns for good reason. If his employment terminates in such circumstances after the 12-month anniversary of the date he commenced employment and prior to a change in control, Mr. Corcoran will be entitled to receive (i) continued base salary for six months (reduced by any noncompetition payments payable to Mr. Corcoran during the same period), payable on regularly scheduled pay periods; (ii) any earned but unpaid annual bonus for the preceding year; (iii) Company-provided group health insurance benefits for up to six months; and (iv) accrued but unpaid salary and pay for accrued but unused vacation, subject, in each case, to his execution of a release of claims and compliance with the material provisions of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement with us. If his employment terminates in such circumstances after the 12-month anniversary of the date he commenced employment either in connection with or in anticipation of, or within 24 months following, a change in control, then, in lieu of the payments and benefits described above, Mr. Corcoran will be entitled to receive (A) continued base salary for nine months (reduced by any noncompetition payments payable to Mr. Corcoran during the same period), payable on regularly scheduled pay periods; (B) his target annual bonus for the year in which his employment terminates, (C) Company-provided group health insurance benefits for up to nine months; (D) accelerated vesting of all of his then-outstanding and unvested stock options and other equity-based awards; and (E) accrued but unpaid salary and pay for accrued but unused vacation.

Mr. Ranganath. Pursuant to his retention agreement, Mr. Ranganath is entitled to severance payments and benefits in the event we terminate his employment other than for cause or if Mr. Ranganath resigns for good reason. If his employment terminates in such circumstances after the 12-month anniversary of the date he commenced employment and prior to a change in control, Mr. Ranganath will be entitled to receive (i) an amount equal to three-fourths (.75) times the sum of his highest annual base salary during the preceding three years and his highest annual bonus (reduced by any noncompetition payments payable to Mr. Ranganath during the same period) during the preceding three years, payable in nine monthly installments; (ii) Company-provided group health insurance benefits for up to nine months; and (iii) any accrued but unpaid compensation and benefits, including a prorated annual bonus for the year in which his employment terminates, based on Mr. Ranganath’s annual bonus for the preceding year, subject, in each case, to his execution of a release of claims and compliance with the material provisions of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement with us. If his employment terminates in such circumstances either in connection with or in anticipation of, or within 24 months following, a change in control, then, in lieu of the payments and benefits described above, Mr. Ranganath will be entitled to receive (A) an amount equal to the sum of his highest annual base salary during the preceding three years and his highest annual bonus during the preceding three years, payable in a lump sum; (B) Company-provided group health insurance benefits for up to 12 months; (C) accelerated vesting of all of his then-outstanding and unvested stock options, restricted stock units, and other equity-based awards; and (D) any accrued but unpaid compensation and benefits, including a prorated annual bonus for the year in which his employment terminates, based on Mr. Ranganath’s annual bonus for the preceding year.

Restrictive Covenants. Each of our named executive officers has entered into an invention assignment and non-disclosure agreement and a non-competition and non-solicitation agreement with us that contain covenants relating to the disclosure of proprietary and confidential information and the assignment of inventions, and non-competition, no-hire and employee and customer non-solicitation covenants that apply for one year following the termination of the named executive officer’s employment with us.

Each of Dr. Hassanein, Mr. Gordon, Dr. Khayal and Mr. Ranganath is entitled to severance payments and benefits under his retention agreement, and Mr. Corcoran is entitled to severance payments and benefits under his offer letter, upon a termination of employment in certain circumstances, including in connection with a change in control. These severance payments and benefits are described above.

280G Better Of Provision. Each of the retention agreements described above provides that we will not be obligated to provide any payments or benefits to the named executive officer that would constitute “excess parachute payments’’ within the meaning of Section 280G of the Code, unless such payments and benefits would result in a greater after-tax amount to the named executive officer than if the payments and benefits were reduced so that no amount was subject to the excise tax imposed with respect to such payments (to the extent applicable).

The table below sets forth the change in control and severance benefits that would be payable to our named executive officers if his or her employment terminated under the circumstances described below, in each case, on December 31, 2023. No benefits would be payable upon a change in control without an associated termination of employment.

Name	Benefit Continuation ($) (1)	Severance ($) (2)	Acceleration of Unvested Equity-Based Awards ($) (3)	Total
Waleed Hassanein
Voluntary Termination/Retirement	—	—	—	—
Termination prior to Change in Control without Cause or for Good Reason	23,898	1,820,000	—	1,843,898
Termination following Change in Control without Cause or for Good Reason	35,847	2,730,000	16,542,265	19,308,112
Resignation without Good Reason following Change in Control; Termination for Death or Disability	—	—	—	—
Termination for Cause; Resignation without Good Reason	—	—	—	—
Stephen Gordon
Voluntary Termination/Retirement	—	—	—	—
Termination prior to Change in Control without Cause or for Good Reason	17,924	675,000	—	692,924
Termination following Change in Control without Cause or for Good Reason	23,898	900,000	4,041,685	4,965,583
Resignation without Good Reason following Change in Control; Termination for Death or Disability	—	—	—	—
Termination for Cause; Resignation without Good Reason	—	—	—	—
Tamer Khayal
Voluntary Termination/Retirement	—	—	—	—
Termination prior to Change in Control without Cause or for Good Reason	17,924	675,000	—	692,924
Termination following Change in Control without Cause or for Good Reason	23,898	900,000	4,041,685	4,965,583
Resignation without Good Reason following Change in Control; Termination for Death or Disability	—	—	—	—
Termination for Cause; Resignation without Good Reason	—	—	—	—
Nick Corcoran
Voluntary Termination/Retirement	—	—	—	—
Termination prior to Change in Control without Cause or for Good Reason	—	—	—	—
Termination following Change in Control without Cause or for Good Reason	—	—	—	—
Resignation without Good Reason following Change in Control; Termination for Death or Disability	—	—	—	—
Termination for Cause; Resignation without Good Reason	—	—	—	—
Anil Ranganath
Voluntary Termination/Retirement	—	—	—	—
Termination prior to Change in Control without Cause or for Good Reason	—	—	—	—
Termination following Change in Control without Cause or for Good Reason	—	—	—	—
Resignation without Good Reason following Change in Control; Termination for Death or Disability	—	—	—	—
Termination for Cause; Resignation without Good Reason	—	—	—	—

(1)	Benefit continuation amounts are calculated based on the cost of premiums under our group health plans as of December 31, 2023.

(2)

Severance amounts are the amounts payable under the applicable named executive officer’s retention agreement under the circumstances described above. Messrs. Corcoran and Ranganath are not eligible for severance benefits in connection with a termination of their employment prior to the first anniversary of their respective start dates and, as a result, no amounts are included in the table for them.

(3)

Acceleration of Unvested Options and RSUs amounts reflect the value of stock options and RSUs that would accelerate upon a termination of employment by the Company without cause or a resignation by our named executive officers for good reason in connection with or in anticipation of, or within 24 months following, a change in control. Values for equity-based awards have been determined using the closing price of a share of our common stock on December 29, 2023, the last trading day of 2023 ($78.93).

CEO Pay Ratio

Under SEC rules, we are required to disclose the ratio of our CEO’s annual total compensation to the median of the annual total compensation of all of our other employees. We determined that the 2023 median of the annual total compensation of all of our employees who were employed as of December 31, 2023, other than our CEO, Dr. Hassanein, was $132,795. Dr. Hassanein’s 2023 annual total compensation was $6,758,071 (as reported in our Summary Compensation Table above). Based on the foregoing, our estimate of the ratio of Dr. Hassanein’s annual total compensation to the median annual total compensation of all of our other employees was 51 to 1.

To identify the median employee, we used Box 5 W-2 data for all individuals (with the exception of Dr. Hassanein) employed by us on December 31, 2023, annualizing such data for those individuals employed by us for less than the full year of 2023. As the identified median employee was hired in 2023, we chose to use an employee who was employed for the full year in 2023 whose compensation was closest to the identified median employee to compute the CEO pay ratio.

As of December 31, 2023, our total population, excluding Dr. Hassanein, consisted of 584 employees located in the United States, France, Germany, and Italy. Pursuant to SEC rules, we excluded 1 employee located in France, 4 employees located in Germany, and 2 employees located in Italy (which were all of our employees in such jurisdictions) to identify our median employee. After applying this exemption, the employee population, excluding Dr. Hassanein, used for purposes of identifying the median employee consisted of 577 employees. We then calculated the annual compensation of the median employee using the same methodology used to calculate Dr. Hassanein’s compensation for the Summary Compensation Table.

We believe that the pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, our ratio may not be comparable to the ratios disclosed by other companies based on a number of factors, including differences in employee populations, different geographic distributions of employees, and the nature of the companies’ businesses.

Pay Versus Performance Disclosure

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”) pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive “Compensation Actually Paid” (“CAP”) and certain performance measures for the fiscal years listed below. The Compensation Discussion & Analysis (“CD&A”) describes the compensation setting process for our executive officers, which is done independently from the disclosure requirements.

Pay Versus Performance
The following table provides the information required for our NEOs for each of the fiscal years ended December 31, 2023, December 31, 2022, December 31, 2021 and December 31, 2020 along with the required financial information required for each fiscal year. CAP is calculated in accordance with SEC rules and includes the increase or decrease in value of certain elements of compensation over each fiscal year, including compensation granted in a prior year. CAP does not correlate to the total amount of cash or equity compensation paid or received during each fiscal year. The calculations do not reflect the actual sale of stock underlying equity awards or the exercise of stock options by the executive, and the amount of compensation ultimately received may, in fact, be different from the CAP amounts disclosed in the table below:

					Year-end value of $100 invested on December 31, 2019 in:
	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (1)(2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs (4)	Average Compensation Actually Paid to Non-PEO NEOs (1)(2)(3)(4)	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income (in millions)	Revenue (in millions)
Year	$	$	$	$	$	$	$	$
2023	6,758,071	8,463,665	2,441,781	2,720,564	415.20	106.34	-25.0	241.6
2022	3,287,862	25,221,314	958,883	4,539,310	324.67	99.81	-36.2	93.5
2021	7,370,365	5,172,952	1,441,564	1,070,395	100.79	125.43	-44.2	30.3
2020	2,385,687	2,664,897	928,500	1,040,808	104.68	130.04	-28.7	25.6

(1)	For all years reported, the principal executive officer (“PEO”) was Waleed Hassanein, M.D., President and Chief Executive Officer.
(2)	Deductions from, and additions to, total compensation in the Summary Compensation Table (“SCT”) by year to calculate CAP include:

	2023		2022		2021		2020
	Waleed Hassanein, M.D. $	Average of Other Non-PEO NEOs $	Waleed Hassanein, M.D. $	Average of Other Non-PEO NEOs $	Waleed Hassanein, M.D. $	Average of Other Non-PEO NEOs $	Waleed Hassanein, M.D. $	Average of Other Non-PEO NEOs $
Total Compensation from SCT	6,758,071	2,441,781	3,287,862	958,883	7,370,365	1,441,564	2,385,687	928,500

Total Adjustments for Pension	—	—	—	—	—	—	—	—
Adjustments for Equity Awards	—	—	—	—	—	—	—	—
Adjustment for SCT grant date fair value	(4,940,575)	(1,738,234)	(1,825,900)	(328,662)	(6,377,940)	(977,265)	(1,445,960)	(405,485)
Year-end fair value of unvested awards granted in the current year	5,365,601	1,822,445	10,641,357	1,915,468	2,075,714	318,056	1,671,287	469,469
Year-over-year difference of year-end fair values for unvested awards granted in prior years	(936,703)	(82,620)	8,789,191	1,344,256	(136,012)	(16,871)	67,306	9,332
Fair values at vest date for awards granted and vested in current year	532,735	93,271	1,647,831	296,601	949,688	145,504	312,077	87,658
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	1,684,536	183,922	2,680,973	352,765	1,291,136	159,408	(325,501)	(48,666)

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	2023		2022		2021		2020
	Waleed Hassanein, M.D. $	Average of Other Non-PEO NEOs $	Waleed Hassanein, M.D. $	Average of Other Non-PEO NEOs $	Waleed Hassanein, M.D. $	Average of Other Non-PEO NEOs $	Waleed Hassanein, M.D. $	Average of Other Non-PEO NEOs $
Forfeitures during current year equal to prior year-end fair value	—	—	—	—	—	—	—	—
Dividends or dividend equivalents not otherwise included in total compensation	—	—	—	—	—	—	—	—

Total Adjustments for Equity Awards	1,705,594	278,784	21,933,452	3,580,427	(2,197,413)	(371,168)	279,210	112,309
Compensation Actually Paid (as calculated)	8,463,665	2,720,564	25,221,314	4,539,310	5,172,952	1,070,395	2,664,897	1,040,808

(3)
The valuation of RSU awards included as part of CAP was based on the grant date closing price and the closing price on the applicable vesting date or fiscal year end. The following summarizes the valuation assumptions used for stock option awards included as part of CAP:

a.	Expected life of each stock option is based on the “simplified method” using an average of the remaining vesting period and remaining term, as of the applicable vesting date or fiscal year end.

b.	The exercise price is based on each grant date closing price and fair value is based on the closing price on the applicable vesting date or fiscal year end.

c.	Risk free rate is based on the Treasury Constant Maturity rate closest to the remaining expected life as of the applicable vesting date or fiscal year end.

d.
Historical volatility is based on the daily price history for each year of remaining expected life prior to each applicable vesting date or fiscal year end; closing prices are provided by S&P Capital IQ and are adjusted for dividends and splits.

e.	Annual dividend yield on each applicable vesting date or fiscal year end is assumed to be zero.

f.	Note, Compensation Actually Paid for 2021, 2022, and 2023 has been revised from last year’s disclosure to reflect updated valuation assumptions.

(4)	No RSU awards vested in 2023, 2022, 2021 or 2020. The following table illustrates the valuation assumptions as of the vesting date for stock options that vested in each of 2023, 2022, 2021 and 2020:

	For Stock Options Vesting in
	2023	2022	2021	2020
Expected volatility	72% - 78%	69.15% - 76.30%	64.38% - 72.22%	56.71% - 71.56%
Expected dividend yield	0.00%	0.00%	0.00%	0.00%
Expected term, in years	3.0 - 5.0	3.2 - 5.0	3.0 - 5.0	3.2 - 5.0
Risk-free interest rate	3.54% - 4.91%	0.97% - 4.48%	0.19% - 1.34%	0.15% - 1.69%

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(5)	Non-CEO NEOs reflect the average SCT total compensation and average CAP for the following executives by year:

a.
2023: Stephen Gordon (Chief Financial Officer), Tamer Khayal, M.D. (Chief Commercial Officer), Nick Corcoran (Sr. Vice President of Supply Chain and Operations), and Anil Ranganath (Sr. Vice President, General Counsel and Corporate Secretary).

b.
2022: Stephen Gordon (Chief Financial Officer), Tamer Khayal, M.D. (Chief Commercial Officer), Miriam Provost, Ph.D. (Vice President of Global Regulatory Affairs), and Laura Damme (Vice President, Clinical Affairs).

c.
2021: Stephen Gordon (Chief Financial Officer), Tamer Khayal, M.D. (Chief Commercial Officer), Miriam Provost, Ph.D. (Vice President of Global Regulatory Affairs), and Laura Damme (Vice President, Clinical Affairs).

d.	2020: Stephen Gordon (Chief Financial Officer) and Tamer Khayal, M.D. (Chief Commercial Officer).

(6)	For purposes of the “Peer group total shareholder return” column of this table, the Nasdaq Healthcare Index (IXHC) was used as our selected peer group.
Tabular List of Financial Performance Measures
As described in greater detail in the CD&A, we have a significant focus on pay-for-performance.
The most important financial and
non-financial
performance measures used to link CAP (as calculated in accordance with the SEC rules), to our NEOs in 2023 to our performance were:

•	Revenue target of $144M;

•	Scaling production capacity to establish a minimum of one-to-two months inventory of perfusion modules finished goods inventory by December 31, 2023;

•	Establishment of TransMedics Aviation Services in a minimum of three U.S. hubs by December 31, 2023;

•	Recovery of OCS Lung business to ~$8M-$9M annualized;

•	FDA approval of TransMedics produced leukocyte filters by December 31, 2023;

•	Complete the OCS Heart animal post-approval study by December 31, 2023; and

•	Release OCS Liver product internationally by Fourth Quarter 2023.
Narrative Disclosure: Pay Versus Performance Table
The graphs below provide a description of CAP (as calculated in accordance with the SEC rules) and the following measures:

•	TransMedics’ cumulative TSR and Peer Group (NASDAQ Healthcare Index) cumulative TSR;

•	TransMedics’ Net Income; and

•	the Company Selected Measure, which for TransMedics is Revenue.

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REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

We operate in accordance with a written charter adopted by our Board and reviewed annually by the Audit Committee. We are responsible for overseeing the quality and integrity of TransMedics Group, Inc.’s accounting, auditing and financial reporting practices and internal controls. In accordance with the rules of the SEC and Nasdaq, the Audit Committee is composed entirely of members who are independent, as defined by the listing standards of Nasdaq and TransMedics Group, Inc.’s Corporate Governance Guidelines. Further, our Board has determined that three of our members (Mr. Kania, Ms. Raines and Mr. Gunderson) are Audit Committee financial experts as defined by the rules of the SEC.

The Audit Committee met five times during fiscal 2023 with TransMedics Group, Inc.’s management and PricewaterhouseCoopers LLP (“PwC”), TransMedics Group, Inc.’s independent registered public accounting firm, including, but not limited to, meetings held to review and discuss the annual audited and quarterly financial statements and the Company’s earnings press releases.

We believe that we fully discharged our oversight responsibilities as described in our charter, including with respect to the audit process. We reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2023, with management and PwC. Management has the responsibility for the preparation of TransMedics Group Inc.’s financial statements and the effectiveness of internal control over financial reporting and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations, and PwC has the responsibility for the audit of the Company’s financial statements. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 and the SEC. We received the written disclosures and the letter from PwC pursuant to Rule 3526, Communication with Audit Committees Concerning Independence, of the PCAOB, concerning any relationships between PwC and TransMedics Group, Inc. and the potential effects of any disclosed relationships on PwC’s independence, and discussed with PwC its independence. We reviewed with PwC their audit plans, audit scope, identification of audit risks and their audit efforts, and discussed and reviewed the results of PwC’s examination of TransMedics Group, Inc.’s financial statements both with and without management.

The Audit Committee considered any fees paid to PwC for the provision of non-audit related services and does not believe that these fees compromise PwC’s independence in performing the audit.

Based on these reviews and discussions with management and PwC, we approved the inclusion of TransMedics Group, Inc.’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC. We also have selected PwC as the independent registered public accounting firm for the fiscal year ended December 31, 2024, subject to ratification by TransMedics Group, Inc.’s shareholders.

Audit Committee

Merilee Raines (Chair)

Edwin M. Kania, Jr.

Edward M. Basile

Thomas J. Gunderson

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of transactions since January 1, 2023 to which we have been a participant in which the amount involved, exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Officer and Director Compensation.”

Investor Rights Agreement

We are a party to an amended and restated investor rights agreement, dated as of May 6, 2019 (the “Investor Rights Agreement”), with holders of our common stock, including some of our directors and 5% shareholders and their affiliates and entities affiliated with our officers and directors. The Investor Rights Agreement provides these holders the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. In addition, under the Investor Rights Agreement, certain holders of warrants to purchase shares of our common stock following exercise of the warrants have, with respect to the shares acquired on exercise of the warrants, the same rights to require us to register those shares as the other investor parties to the Investor Rights Agreement.

Employment Arrangements

Dr. Amira Hassanein, the sister of Dr. Waleed Hassanein, our President and Chief Executive Officer, is employed by us as Product Director for OCS Lung Program and reports to our Chief Commercial Officer. Her compensation, including salary and bonus, earned in the fiscal year ended December 31, 2023 was $463,833, consistent with other employees at her level and responsibility. She also participated and currently participates in company benefit plans generally available to similarly situated employees.

Director and Officer Indemnification and Directors’ and Officers’ Liability Insurance

Our Articles of Organization provide that we will indemnify our directors and officers to the fullest extent permitted by Massachusetts law. In addition, we have entered into indemnification agreements with our directors and officers. We also maintain a general liability insurance policy, which covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Related Person Transaction Policy

Our Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. Other than payment of compensation to Dr. Amira Hassanein for the fiscal year ended December 31, 2023, all of the transactions described in this section occurred prior to the adoption of this policy.

EXECUTIVE OFFICERS

The below table identifies and sets forth certain biographical and other information regarding our executive officers as of March 31, 2024. There are no family relationships among any of our executive officers or directors.

Name	Age	Position
Waleed Hassanein, M.D.	55	President, Chief Executive Officer and Director
Tamer Khayal, M.D.	55	Chief Commercial Officer
Stephen Gordon	56	Chief Financial Officer and Treasurer
Anil Ranganath	43	Senior Vice President, General Counsel and Corporate Secretary
Nick Corcoran	41	Senior Vice President of Supply Chain and Operations

Executive Officers

The background of Waleed Hassanein, M.D. is described above under “Proposal 1 — Election of Directors.”

Tamer Khayal, M.D., age 55, has served as our Chief Commercial Officer since January 2018. He served as our Chief Medical Officer and Vice President of Clinical Development from 2006 to 2017 and as our Director of Clinical Development from 2001 to 2006. Prior to joining TransMedics, Dr. Khayal served for six years as Director of Clinical Affairs for Zentiva Group, a.s., a pharmaceutical company, where he led clinical research, regulatory filings and clinical sales training for the company’s Middle East and Africa operations. Prior to his employment in the pharmaceutical industry, Dr. Khayal was a practicing physician. Dr. Khayal received a General Certificate of Education from the University of London and a M.D. degree from Cairo University School of Medicine.

Stephen Gordon, age 56, has served as our Chief Financial Officer since March 2015, served as our Treasurer since March 2019, and served as our Secretary from March 2019 to May 2023. Prior to joining TransMedics, Mr. Gordon was the Vice President, Financial Planning & Analysis at Analogic Corporation, a medical device and security technology company from 2010 to 2015. Before joining Analogic, Mr. Gordon held various financial leadership positions at Hologic, Inc., Cytyc Corporation, Maxtor Corporation and Hewlett-Packard Company. Mr. Gordon holds a Bachelor’s Degree in Finance and Accounting from the Wharton School at the University of Pennsylvania and an MBA from Boston University.

Anil Ranganath, age 43, has served as our Senior Vice President, General Counsel, and Corporate Secretary since June 2023. Prior to joining TransMedics, Mr. Ranganath held multiple roles of increasing scope and responsibility at Waters Corporation from 2010 to 2023. Most recently, Mr. Ranganath served as Vice President, Deputy General Counsel, managing legal affairs and serving as a trusted advisor on Waters’ strategic, tactical, and operational plans. Prior to Waters, Mr. Ranganath served as an attorney at Brown Rudnick, LLP, representing life sciences and biotechnology companies on corporate and intellectual property matters. Mr. Ranganath holds a Bachelor’s Degree in Computer Science from Worcester Polytechnic Institute and a Juris Doctorate from Suffolk University Law School.

Nick Corcoran, age 41, has served as our Senior Vice President of Supply Chain and Operations since January 2023. Prior to joining TransMedics, Mr. Corcoran served as Vice President of Division Operations (Joint Replacement) at Stryker Corporation since April 2022, managing the division’s entire support chain, including internal manufacturing sites and external support partners, and as Vice President of Division and Commercial Operations (Spine) from 2020 until 2022, Senior Director of Division Operations from 2018 until 2020, and previously as Director of Global Sourcing. Prior to Stryker, Mr. Corcoran also held a variety of supply chain and operations roles at Waters Corporation and Intel Corporation. Mr. Corcoran holds a Bachelor’s Degree in Finance and Economics from South East Technological University and a Master’s of Business in Supply Chain Management from The Smurfit School of Business, University College Dublin.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

In accordance with its charter, the Audit Committee of our Board has selected the firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, to be the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024, and our Board is asking shareholders (on a non-binding advisory basis) to ratify that appointment. We are not required to have the shareholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. We nonetheless are doing so because we believe it is a matter of good corporate practice. If the shareholders do not ratify the appointment, the Audit Committee will reconsider the retention of PricewaterhouseCoopers LLP, but ultimately may decide to retain PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time if it determines that such a change would be in the best interests of the Company and its shareholders.

Before selecting PricewaterhouseCoopers LLP, the Audit Committee carefully considered that firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, including the firm’s efficiency, integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with PricewaterhouseCoopers LLP in all of these respects.

PricewaterhouseCoopers LLP served as independent registered public accounting firm for the Company with respect to the audit of the Company’s consolidated financial statements for 2023 and has been engaged by the Company’s Audit Committee to serve as independent registered public accounting firm for the Company with respect to the audit of the Company’s consolidated financial statements for 2024. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees and Services

Audit and other fees billed to us by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2023 and December 31, 2022 are as follows:

	2023	2022
Audit Fees	$2,165,000	$1,490,500
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	956	4,409
Total	$2,165,956	$1,494,909

Audit Fees. Audit fees consist of fees billed for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual financial statements, the review of interim financial statements and related services that are normally provided in connection with registration statements. Audit fees for 2023 include fees for professional services rendered in connection with an audit of our 2023 financial statements. Audit fees for 2022 include professional fees rendered in connection with our follow on offering registration statement on Form S-3, and professional services fees in connection with an audit of our 2022 financial statements.

Audit-Related Fees. Audit-related fees may consist of fees billed by an independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. There were no such fees incurred in 2023 or 2022.

Tax Fees. Tax fees may consist of fees for professional services, including tax consulting and compliance performed by an independent registered public accounting firm. There were no such fees incurred in 2023 or 2022.

All Other Fees. All other fees consist of fees related to a subscription to online research and disclosure software.

Pre-Approval by Audit Committee of Principal Accountant Services.

The Audit Committee of our Board (or a member of the Audit Committee acting under authority delegated to him or her by the Audit Committee) approves in advance all services proposed to be performed for the Company or its subsidiaries by any independent registered public accounting firm that performs (or proposes to perform) audit, review or attest services for the Company or its subsidiaries. Under these Exchange Act rules, the requirement for advance Audit Committee approval of services (other than audit, review or attest services) is waived if they were not recognized to be non-audit services at the time that the independent registered public accounting firm was engaged to provide those services, and certain other conditions are satisfied. None of the fees for professional services rendered in connection with our registration statement on Form S-3, and amendments thereto, that were covered by the fees described above were performed without the prior approval of the Audit Committee (or the prior approval of a member of the Audit Committee acting under delegated authority) in reliance upon this waiver provision of the Exchange Act rules.

Required Vote of Shareholders

The affirmative vote of a majority of the votes cast by holders of shares of common stock who are present by remote communication or by proxy at a meeting at which a quorum is present is required (on a non-binding advisory basis) to ratify the appointment of PricewaterhouseCoopers LLP.

Our Board recommends that you vote FOR the proposal to ratify PricewaterhouseCoopers LLP as the Company’s registered independent public accounting firm for 2024 (Proposal 3).

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who beneficially own more than ten percent of the Company’s common stock to file with the SEC reports showing ownership of and changes in ownership of the Company’s common stock and other equity securities. On the basis of information submitted by the Company’s directors and executive officers, the Company believes that its directors and executive officers timely filed all required Section 16(a) filings for fiscal year 2023, except that Mr. Ranganath had one late Form 4 filing, with respect to a grant of restricted stock units and an option to purchase common stock on August 1, 2023 and reported on August 4, 2023.

SHAREHOLDER PROPOSALS FOR 2025 ANNUAL MEETING

Requirements for Shareholder Proposals to be Considered for Inclusion in our Proxy Materials. To be considered for inclusion in next year’s proxy statement, shareholder proposals pursuant to Rule 14a-8 under the Exchange Act must be received by our Corporate Secretary, at TransMedics Group, Inc., 200 Minuteman Road, Suite 302, Andover, MA 01810 no later than December 11, 2024, which is 120 days prior to April 10, 2025.

Requirements for Shareholder Proposals or Director Nominations to be Brought Before an Annual Meeting. Our Bylaws provide that, for shareholder nominations to our Board or other proposals to be considered at an annual meeting, the shareholder must have given timely notice thereof in writing to the Corporate Secretary, at TransMedics Group, Inc., 200 Minuteman Road, Suite 302, Andover, MA 01810. To be timely for the 2025 annual meeting, the shareholder’s notice must be delivered to or mailed and received by us not before January 23, 2025 or after February 22, 2025, which is not more than one hundred twenty (120) days, and not less than ninety (90) days before the anniversary date of the preceding annual meeting, except that if the 2025 annual meeting of shareholders is more than thirty (30) days before or after the anniversary date of the previous year’s annual meeting, we must receive the notice not later than sixty (60) days prior to the 2025 annual meeting date. Such notice must provide the information required by our Bylaws with respect to each matter the shareholder proposes to bring before the 2025 annual meeting. Additionally, any shareholder that intends to solicit proxies in support of a director nominee other than our Board’s nominees also must comply with Rule 14a-19 under the Exchange Act.

ANNUAL REPORT

Upon written request, the Company will provide without charge to each shareholder who does not otherwise receive a copy of the Company’s annual report to shareholders a copy of the Company’s Annual Report on Form 10-K which was required to be filed with the SEC for the fiscal year ended December 31, 2023. Please address all requests to:

Anil Ranganath, Corporate Secretary

TransMedics Group, Inc.

200 Minuteman Road, Suite 302

Andover, MA 01810

HOUSEHOLDING OF PROXY MATERIALS

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single notice or, if applicable, a single set of our proxy materials to any household at which two or more of our shareholders reside, if we or your broker believe that the shareholders are members of the same family, unless we have received contrary instructions from one or more of the shareholders. This practice, referred to as “householding,”

benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our notices, annual reports, proxy statements and information statements.

We will undertake to deliver promptly, upon written or oral request, a separate copy to a shareholder at a shared address to which a single copy of the notice or proxy materials was delivered. You may make a written or oral request by sending a notification to our Corporate Secretary at the address above, providing your name, your shared address, and the address to which we should direct the additional copy of the notice or proxy materials. Multiple shareholders sharing an address who have received one copy of a mailing and would prefer us to mail each shareholder a separate copy of future mailings should contact us at our principal executive offices. Additionally, if current shareholders with a shared address received multiple copies of a mailing and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be made through our principal executive offices. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

TRANSMEDICS GROUP, INC.

200 MINUTEMAN ROAD, SUITE 302

ANDOVER, MA 01810

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 22, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/TMDX2024

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 22, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

Nominees	For	Against	Abstain

1a. Waleed Hassanein, M.D.	☐	☐	☐

1b. James R. Tobin	☐	☐	☐

1c. Edward M. Basile	☐	☐	☐

1d. Thomas J. Gunderson	☐	☐	☐

1e. Edwin M. Kania, Jr.	☐	☐	☐

1f. Stephanie Lovell	☐	☐	☐

1g. Merilee Raines	☐	☐	☐

1h. David Weill, M.D.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain

2. To approve, on a non-binding advisory basis, the compensation paid to TransMedics’ named executive officers.	☐	☐	☐

		For	Against	Abstain

3.	To ratify the appointment of PricewaterhouseCoopers LLP as TransMedics Group, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2024.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

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TRANSMEDICS GROUP, INC. Annual Meeting of Shareholders May 23, 2024 8:00 A.M. Eastern Time This proxy is solicited by the Board of Directors

The shareholder hereby appoints Waleed Hassanein, M.D. and Stephen Gordon, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TRANSMEDICS GROUP, INC. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 A.M., Eastern Time on May 23, 2024, at www.virtualshareholdermeeting.com/TMDX2024 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side